UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Nobel Learning Communities, Inc.

(Name of Registrant as Specified In Its Charter)

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1615 West Chester Pike

Suite 200

West Chester, PA 19382-6223

Notice of Annual Meeting of Stockholders

To Be Held on Thursday, November 8, 2007

To the Stockholders:

Notice is hereby given that the Annual Meeting of Stockholders of Nobel Learning Communities, Inc. will be held on Thursday, November 8, 2007, commencing at 10:00 a.m. local time, at the Company headquarters, 1615 West Chester Pike, Suite 200, West Chester, PA 19382-6223 (telephone: (484) 947-2000).

The 2007 Annual Meeting of Stockholders of Nobel Learning Communities, Inc. will be held for the following purposes:

1. To elect two Class II Directors to serve until the third Annual Meeting of Stockholders following their election, and until their successors have been duly elected and qualified, or until the director’s earlier death, resignation or removal;

2. To consider and ratify the selection of Grant Thornton, LLP as the Company’s independent registered public accountants for the fiscal year ending June 28, 2008; and

3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only stockholders of record at the close of business on September 10, 2007 will be entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof.

Information concerning the matters to be acted upon at the Annual Meeting is set forth in the accompanying Proxy Statement.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the Annual Meeting, we urge you to mark, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the Annual Meeting may vote in person even if he or she returned a proxy.

Sincerely,

G. Lee Bohs,
Secretary

West Chester, Pennsylvania

September 27, 2007

NOBEL LEARNING COMMUNITIES, INC.

PROXY STATEMENT

Annual Meeting of Stockholders

November 8, 2007

SOLICITATION OF PROXIES, REVOCABILITY AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors of Nobel Learning Communities, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders (the “Meeting”) to be held on November 8, 2007, commencing at 10:00 a.m. local time, at the Company headquarters, 1615 West Chester Pike, Suite 200, West Chester, PA 19382-6223. This Proxy Statement and the accompanying proxy card are being mailed to stockholders on or about September 27, 2007.

Outstanding Shares and Voting Rights

The Board of Directors of the Company (the “Board of Directors”) has set the close of business on September 10, 2007 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Meeting. On the Record Date, there were 10,366,809.57 outstanding shares of the Company’s Common Stock, par value $0.001 per share, (“Common Stock”). These securities constitute the only class of securities entitled to vote at the Meeting.

The holder of each share of Common Stock outstanding on the Record Date is entitled to one vote on each matter to be considered.

Quorum and Voting

In order to conduct business at the Meeting, a quorum must be present. The presence at the Meeting, in person or by proxy, of the holders of shares representing a majority of the outstanding shares of the Common Stock is necessary to constitute a quorum for the transaction of business. The holders of the Common Stock will vote on all matters submitted to stockholders at the Meeting.

Required Vote for Directors

The two directors receiving the highest number of votes cast by stockholders entitled to vote will be elected to serve on the Company’s Board of Directors. Because directors are elected by a plurality of the votes cast, withholding authority to vote with respect to one or more nominees likely will have no effect on the outcome of the election, although such shares would be counted as present for purposes of determining the existence of a quorum.

Similarly, any “broker non-votes” (i.e., shares of Common Stock held by a broker or nominee which are represented at the Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) are not considered to be votes cast and therefore would have no effect on the outcome of the election of directors, although they would be counted as present for purposes of determining the existence of a quorum.

Required Vote for Other Proposals

All other matters that come before the Meeting require the approval of a majority of the votes represented by the shares of stock present and entitled to vote thereon. Therefore, abstentions as to particular proposals will have the same effect as votes against such proposals.

Broker non-votes will be treated as shares not entitled to vote and will not be included in the calculation of the number of votes represented by shares present and entitled to vote.

Revocability of Proxies

Any person giving a proxy in the form accompanying this Proxy Statement has the power to revoke it at any time before its exercise. It may be revoked by filing with the Secretary or Assistant Secretary of the Company or by the presentation at the Meeting of an instrument of revocation or a duly executed proxy bearing a later date. It also may be revoked by attendance at the Meeting and the casting of a written ballot in person. Unless so revoked, the shares represented by proxies will be voted at the Meeting in accordance with instructions or, as to any matter as to which no instructions are given, for the election of the proposed nominees and proposals.

No Stockholder Proposals

The Company’s certificate of incorporation requires that any stockholder wishing to make a nomination for director or to initiate a proposal or other business at the Meeting must give the Company advance notice before August 25, 2007. In addition, such stockholder advance notice must meet certain other requirements set forth in the Company’s certificate of incorporation and guidelines adopted by the Nominating and Corporate Governance Committee of the Board of Directors. The Company did not receive such required advance notice from any stockholder, whether before or after the deadline for such notice. As a result, only those matters detailed in this Proxy Statement will be considered at and voted upon at the Meeting. With respect to election of directors, proxies cannot be voted for any nominees not named in this Proxy Statement.

Solicitation

The Company will bear the entire cost of preparing, assembling, printing and mailing this Proxy Statement, the accompanying proxy card, and any additional material which may be furnished to stockholders by the Company. Copies of the Company’s solicitation material will be furnished to brokerage houses, fiduciaries and custodians to forward to beneficial owners of stock held in their names. The Company’s solicitation of proxies will be made by the use of the mails and through direct communication with certain stockholders or their representatives by officers, directors and employees of the Company, who will receive no additional compensation therefore. The Company has engaged Stocktrans, Inc., the transfer agent for the Common Stock and Preferred Stock, to distribute materials to brokerage houses, banks, custodians and other nominee holders, but not to act as proxy solicitor. The Company will pay Stocktrans approximately $3,000 for these services.

SECURITY OWNERSHIP

Common Stock

The following table sets forth certain information known to the Company regarding the beneficial ownership of the Common Stock as of September 10, 2007 by (1) each beneficial owner of more than 5% of the Common Stock; (2) each director and nominee for election as director; (3) each executive officer; and (4) all executive officers, directors and nominees of the Company as a group. The number of shares beneficially owned by each person is determined under the rules of the Securities and Exchange Commission (the “SEC”) and the information is not necessarily indicative of beneficial ownership for any other purpose. Under the rules of the SEC, a person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days after the date on which the determination of beneficial ownership is made. Unless otherwise indicated, the address for each of the stockholders listed below is c/o Nobel Learning Communities, Inc., 1615 West Chester Pike, Suite 200, West Chester, PA 19382-6223.

Beneficial Owner (1)	Beneficial Number of Shares	Ownership Percent of Total (2)
Michael R. Milken (3)	2,400,835	23.2%
Camden Partners Strategic II, LLC (4)	1,768,213	17.1%
Wynnefield Partners Small Cap Value, L.P. (5)	1,161,692	11.2%
Lawrence J. Ellison (6)	1,007,590	9.7%
Midwood Capital Management LLC (7)	615,298	5.9%
George H. Bernstein (8)	149,000	1.4%
David Beale (9)	17,000	*
Therese Kreig Crane (10)	33,000	*
Steven B. Fink (11)	1,032,598	9.9%
Peter H. Havens (12)	54,380	*
Richard J. Pinola (13)	33,166	*
Michael J. Rosenthal (14)	24,166	*
Ralph Smith (15)	25,000	*
David L. Warnock (16)	1,793,213	17.3%
Osborne F. Abbey, Jr. (17)	19,167	*
G. Lee Bohs (18)	19,167	*
Thomas Frank (19)	80,667	*
Patricia Miller (20)	74,667	*
Jeanne Marie Welsko (21)	20,500	*
All executive officers and directors as a group (14 persons) (22)	3,375,691	30.9%

*	Less than one percent
(1)	The Company believes that each of the stockholders named in this table has sole voting and dispositive power with respect to the shares indicated as beneficially owned except as otherwise indicated in the footnotes to this table.
(2)	Applicable percentages are based on 10,366,809.57 shares outstanding on September 10, 2007, adjusted as required by rules promulgated by the SEC.
(3)	Based on Amendment No. 12 to Schedule 13D filed on August 17, 2007, consists of 1,397,969 shares owned directly by Blesbok, LLC (“Blesbok”), 969,466 shares owned by ET Holdings, LLC (“ET Holdings”) and 33,400 shares owned directly by Mr. Milken. Hampstead Associates, LLC (‘Hampstead”) is manager of ET Holdings and Ridgeview Associates, LLC (“Ridgeview”) is manager of Hampstead. Michael R. Milken is a managing member of Blesbok and Ridgeview and may be deemed to have the power to direct the voting and disposition of and to share beneficial ownership of Blesbok and Ridgeview. In addition, Lowell J. Milken is a managing member of Blesbok and Ridgeview and may be deemed to have the power to direct the voting and disposition of and to share beneficial ownership of Blesbok and Ridgeview. The address of the principal business office of Michael R. Milken is 1250 Fourth Street, Santa Monica, CA 90401.

(4)	Based on Amendment No. 3 to Schedule 13G filed with the SEC on February 12, 2007, consists of the direct beneficial ownership by Camden Partners Strategic II-A, LLC (“Camden II-A”) of 1,463,836 outstanding shares issued upon conversion of 1,463,836 shares of Series E Preferred Stock on February 7, 2007 and 205,371 outstanding shares issued upon conversion of 205,371 shares of Series F Preferred Stock on March 9, 2007 and the direct beneficial ownership by Camden Partners Strategic II-B, LLC (“Camden II-B”) of 86,830 outstanding shares issued upon conversion of 86,830 shares of Series E Preferred Stock on February 7, 2007 and 12,176 outstanding shares issued upon conversion of 12,176 shares of Series F Preferred Stock on March 9, 2007. Camden Partners Strategic II, LLC (“Camden Strategic”), as the sole general partner of each of Camden II-A and Camden II-B, may be deemed to share voting and dispositive power over the Common Stock beneficially owned by Camden II-A and Camden II-B. In addition, each of Messrs. David L. Warnock, Donald W. Hughes, Richard M. Johnston and Richard M. Berkeley may be deemed to be a beneficial owner of these shares, by virtue of being a managing member of Camden Strategic. The address of the principal business office of Camden Strategic is 500 East Pratt Street, Suite 1200, Baltimore, MD 21202.
(5)	Based on Amendment No. 4 to Schedule 13G filed with the SEC on February 14, 2007 and Form 4 filed with the SEC on August 28, 2007, Wynnefield Partners Small Cap Value, L.P. may be deemed to be part of group also comprised of Wynnefield Partners Small Cap Value, L.P., Wynnefield Small Cap Value Offshore Fund, Ltd., Channel Partnership II, L.P., Wynnefield Capital Management, LLC, Wynnefield Capital, Inc., Wynnefield Capital, Inc. Profit Sharing and Money Purchase Plans, Inc. and Nelson Obus. Wynnefield Capital Management, LLC holds an indirect beneficial interest in the 411,500 shares of Common Stock that are directly beneficially owned by Wynnefield Partners Small Cap Value, L.P.I and the 419,142 shares of Common Stock that are directly beneficially owned by Wynnefield Partners Small Cap Value, L.P. Wynnefield Capital, Inc. holds an indirect beneficial interest in the 294,900 shares of Common Stock that are directly beneficially owned by Wynnefield Small Cap Value Offshore Fund, Ltd. Nelson Obus, as the general partner of Channel Partnership II, L.P. holds an indirect beneficial interest in the 19,200 shares of Common Stock directly beneficially owned by Channel Partnership II, L.P. and has the power to vote and dispose of the 16,900 shares of Common Stock held by Wynnefield Capital, Inc. Profit Sharing and Money Purchase Plans, Inc. The address of the principal business office of Wynnefield Partners Small Cap Value, L.P. is 450 Seventh Avenue, Suite 509, New York, NY 10123.
(6)	Based on Schedule 13D filed with the SEC on February 20, 2007, consists of shares beneficially owned as of February 14, 2007, and includes 865,515 outstanding shares and 142,075 shares issued in connection with the conversion of the Series F Preferred Stock on March 9, 2007 by Mollusk Holdings, L.L.C. (“Mollusk”). Cephalopod Corporation and Lawrence Investments, L.L.C., the members of Mollusk, and Lawrence J. Ellison, who controls and beneficially owns both such members may be deemed to share voting and dispositive power over such Common Stock. The address of the principal business office of Lawrence J. Ellison is 101 Ygnacio Valley Road, Suite 310, Walnut Creek, CA 94596-4061.
(7)

Based on Amendment No. 2 to Schedule 13G filed with the SEC on February 12, 2007. Midwood Capital Partners, LP (“LP”) directly beneficially owns 270,765 shares of Common Stock and Midwood Capital Partners QP, LP (“QP”) directly beneficially owns 344,533 shares of Common Stock. Midwood Capital Management, LLC (“Capital”), as the sole general partner of LP and QP, and David E. Cohen and Ross D. DeMont, as the managers of Capital, may be deemed to share voting and dispositive power. The address of the principal business office of Midwood Capital Management, LLC is 575 Boylston St. 4th Floor, Boston, MA 02116.

(8)	Consists of 5,000 outstanding shares and 144,000 shares that Mr. Bernstein has the right to purchase upon the exercise of options which are or will be exercisable within 60 days after September 10, 2007.
(9)	Consists of 2,000 outstanding shares and 15,000 shares that Mr. Beale has the right to purchase upon the exercise of options which are or will be exercisable within 60 days after September 10, 2007.
(10)	Consists of 8,000 outstanding shares and 25,000 shares that Dr. Crane has the right to purchase upon the exercise of options which are or will be exercisable within 60 days after September 10, 2007.
(11)

Consists of 25,000 shares that Mr. Fink has the right to purchase upon the exercise of options which are or will be exercisable within 60 days after September 10, 2007. Also includes shares owned by Mollusk (see footnote (5), of which Mr. Fink is Chief Executive Officer of its member, Lawrence Investments, L.L.C.

Mr. Fink disclaims beneficial ownership of any shares held by Mollusk (except to the extent of his pecuniary interest therein).
(12)	Consists of 12,609 outstanding shares and 32,000 shares that Mr. Havens has the right to purchase upon the exercise of options which are or will be exercisable within 60 days after September 10, 2007. Also includes 1,551 outstanding shares held by Mary L. Smith Trust TFBO his son and 1,970 outstanding shares held by Mary L. Smith Trust TFBO his daughter over which Mr. Havens has sole voting and dispositive authority and as to which Mr. Havens disclaims beneficial ownership. Also includes 6,250 outstanding shares held by his wife over which Mr. Havens has sole voting and dispositive authority and as to which Mr. Havens disclaims beneficial ownership.
(13)	Consists of 9,000 outstanding shares and 24,166 shares that Mr. Pinola has the right to purchase upon the exercise of options which are or will be exercisable within 60 days after September 10, 2007.
(14)

Consists of 24,166 shares that Mr. Rosenthal has the right to purchase upon the exercise of options which are or will be exercisable within 60 days after September 10, 2007. Mr. Rosenthal’s address is 37 West 12th Street, New York, NY 10011.

(15)	Consists of 25,000 shares that Mr. Smith has the right to purchase upon the exercise of options which are or will be exercisable within 60 days after September 10, 2007. Mr. Smith’s address is 701 St. Paul Street, Baltimore, MD 21202.
(16)	Consists of 25,000 shares that Mr. Warnock has the right to purchase upon the exercise of options which are or will be exercisable within 60 days after September 10, 2007. Also includes shares owned by Camden Strategic (see footnote 4), of which Mr. Warnock is a managing member of the sole general partner. Mr. Warnock disclaims beneficial ownership of any shares held by Camden II-A or Camden II-B. Mr. Warnock’s address is 500 East Pratt Street, Suite 1200, Baltimore, MD 21202.
(17)	Consists of 19,167 shares that Dr. Abbey has the right to purchase upon the exercise of options which are or will be exercisable within 60 days after September 10, 2007.
(18)	Consists of 19,167 shares that Mr. Bohs has the right to purchase upon the exercise of options which are or will be exercisable within 60 days after September 10, 2007.
(19)	Consists of 11,000 outstanding shares and 69,667 shares that Mr. Frank has the right to purchase upon the exercise of options which are or will be exercisable within 60 days after September 10, 2007.
(20)	Consists of 74,667 shares that Ms. Miller has the right to purchase upon the exercise of options which are or will be exercisable within 60 days after September 10, 2007.
(21)	Consists of 20,500 shares that Ms. Welsko has the right to purchase upon the exercise of options which are or will be exercisable within 60 days after September 10, 2007.
(22)	Includes information contained in the notes above, as applicable.

PROPOSAL 1

ELECTION OF DIRECTORS

(Item 1 on Proxy Card)

Nominees

Two directors will be elected at the Meeting to serve as Class II Directors until the 2010 annual meeting of stockholders and until their respective successors have been duly elected and qualified, or until the director’s earlier death, resignation or removal. The classified directors will be elected by a plurality of the votes properly cast in person or by proxy. If so authorized, the persons named in the accompanying proxy card will vote the shares represented by the accompanying proxy card for the election of each nominee named in this Proxy Statement. Stockholders who do not wish their shares to be voted for a particular nominee may so indicate in the space provided on the proxy card. If any nominee becomes unable or unwilling to serve at the time of the Meeting, which is not anticipated, the Board of Directors, at its discretion, may designate a substitute nominee or nominees, in which event the shares represented by the accompanying proxy card will be voted for such substituted nominee or nominees. All of the nominees for election currently serve as directors, and have consented to continue to serve if elected.

The following table sets forth information with respect to the nominees and the continuing directors:

Name of Nominee or Director	Age	Principal Occupation	Director Since
Nominees for a term expiring in 2010 (Class II Directors):
George H. Bernstein	46	President and Chief Executive Officer of the Company	2003

Michael J. Rosenthal	63	Chairman and President of M. J. Rosenthal and Associates, Inc.	2004

The Board of Directors recommends a vote FOR each of the nominees listed above.

Continuing Directors with a term expiring in 2009 (Class I Directors):

Richard J. Pinola	61	Retired Chief Executive Officer of Right Management Consultants	2004

Peter H. Havens	53	Chairman of Baldwin Management, LLC	1991

Ralph Smith	59	Senior Vice President of The Annie E. Casey Foundation	2004

David L. Warnock	49	Partner of Camden Partners Holdings, LLC	2003

Continuing Directors with a term expiring in 2008 (Class III Directors):

Therese Kreig Crane, Ed.D.	57	Senior Education Advisor of Infotech Strategies; Non-Executive Chairman of the Board of Directors	2004

Steven B. Fink	56	Vice Chairman, Knowledge Universe and Chief Executive Officer of Lawrence Investments, L.L.C.	2003

David Beale	46	Chief Executive Officer of SuccessLab Learning Centers	2006

The following description contains certain information concerning the directors and nominees, including current positions and principal occupations during the past five years.

David Beale. Mr. Beale is the founder and Chief Executive Officer of SuccessLab Learning Centers, Inc., a supplemental education company specializing in cognitive and perceptual skills development. SuccessLab commenced operations in 2004. Prior to establishing SuccessLab, Mr. Beale founded VANTAS (aka Alliance National) in 1986 and served as President, Chief Executive Officer, and Director until May 2000 when the company was merged with HQ Global Workplaces. VANTAS operated business centers that provided furnished office space and business support services on short notice with flexible contract terms. Mr. Beale grew VANTAS from a single location in Washington, DC in 1986 to over 200 locations at the time of the merger with HQ Global Workplaces.

George H. Bernstein. Mr. Bernstein was named the Company’s Chief Executive Officer and Director in July 2003, and currently holds the title of President and Chief Executive Officer. Between 1997 and 2002, Mr. Bernstein was employed in various positions with Cole National Corporation. Between 2000 and 2002, Mr. Bernstein was President of Pearle Vision, Inc., an 840 unit operator and franchiser of optical retail stores. During parts of 1999 and 2000, Mr. Bernstein was Executive Vice President—Strategic Planning and President of Vision Operations for Cole Vision. Between 1997 and 1999, Mr. Bernstein was the Senior Vice President and General Manager at Things Remembered, an 800 store chain of personalized gift stores. Mr. Bernstein started his business career as a consultant with Bain and Company, a leading strategy consulting firm. Mr. Bernstein earned a B.S. degree in Business Administration from Bucknell University, and a J.D. degree from Harvard Law School. Mr. Bernstein was named as a director pursuant to his employment agreement. See “Employment Agreements with Executive Officers.”

Therese Kreig Crane, Ed.D. currently serves in various leadership capacities within the education industry, including as a trustee for the National Education Association Foundation (2003-present) and the Western Governors University (2001-present), as Chairman of the Board of Directors of Nobel Learning Communities, Inc. (2004-present) and as a director of Questia Media, Inc. (2001-present) and Tutor.com (2005-present). From 2003 until June 2005, Dr. Crane served on the board of AlphaSmart, a provider of affordable, portable personal learning solutions for the K-12 classroom. In August 2003, she formed Crane Associates as a sole proprietorship, engaged in the educational technology consulting practice, advising educational technology companies in business strategy, marketing and sales. Dr. Crane was engaged as a retained consultant by Infotech Strategies in 2003 and currently serves as the Senior Education Advisor. From 2000 to 2003, Dr. Crane was Vice President, Information and Education Products at America Online. Prior to that, she was President of Jostens Learning Corporation and its successor company, Compass Learning. Dr. Crane also held various positions with Apple Computer, including Senior Vice President, Education of Americas, and was a corporate officer as Apple computer’s Senior Vice President Worldwide Strategic Market Segments. Dr. Crane started her career as an elementary school classroom teacher. Dr. Crane has a B.S. in elementary education and mathematics from the University of Texas at Austin, and M.Ed. in early childhood education and an Ed.D. in administrative leadership from the University of North Texas.

Steven B. Fink. Mr. Fink has been the Chief Executive Officer of Lawrence Investments, L.L.C., a technology and biotechnology private equity investment firm that is controlled by Lawrence J. Ellison, since May 2000. Mr. Fink also serves as a Vice Chairman of Knowledge Universe (now renamed Krest LLC), a position he has held since 1996. From October 1999 to October 2000, he served as Chief Executive Officer of Nextera Enterprises, Inc., an economic consulting company affiliated with Knowledge Universe. From 1981 to 1986, Mr. Fink served as Chief Executive Officer and Chairman of the board of directors of Anthony Manufacturing Company, a specialty glass and conductive coatings manufacturer. He currently serves as Vice Chairman of Heron International, a European real estate development company, and as a director on the board of Spring Group plc, an information technology services company in the United Kingdom and Chairman of the Board of LeapFrog Enterprises, Inc. He also serves on the board of C-COR Incorporated, the UCLA Foundation and the American College of Physicians Foundation. Mr. Fink also serves on the boards of directors of privately held companies. Mr. Fink has a B.S. from the University of California at Los Angeles and a J.D. and an L.L.M. from New York University.

Peter H. Havens. Mr. Havens has been Chairman of Baldwin Management, LLC, an investment management concern, since July 1999. Previously, he was the Executive Vice President of Bryn Mawr Bank Corporation overseeing the Investment Management and Trust Division. From 1982 through May 1995, Mr. Havens served as manager of Kewanee Enterprises, a private investment firm located in Bryn Mawr, Pennsylvania. He is also chairman of the board of directors of Petroferm, Inc. and Lankenau Hospital Foundation, and a Trustee Emeritus of Ursinus College.

Richard J. Pinola. Mr. Pinola was Chairman and Chief Executive Officer of Right Management Consultants, a global consulting firm specializing in career transition and organizational consulting services. He served as a director of Right since 1990 and as Chief Executive Officer since July of 1992. Prior to joining Right Management Consultants, Mr. Pinola was President and Chief Operating Officer of Penn Mutual Life Insurance Company, a diversified financial services firm. He is a director on the boards of Reading is Fundamental, Inc.; K-Tron International; the Visiting Nurses Association; King’s College; Eric M. Godshalk & Co.; Kenexa Technology and Bankrate.com. Mr. Pinola has been a regular speaker on worldwide workforce issues, and has been a guest lecturer at The Yale School of Management. He has served on the boards of directors of the American Lung Association, Janney Montgomery Scott, LLC, the Life Office Management Association, and the Horsham Clinic. Mr. Pinola was the founder and director of The Living Wills Archive Company and a founder and board member of the Mutual Association for Professional Services.

Michael J. Rosenthal. Since 1986, Mr. Rosenthal has served as chairman and president of M.J. Rosenthal and Associates, Inc., an investment and consulting company. Since 2006, Mr. Rosenthal has been chairman and Chief Executive Officer of Bill Blass New York, a high-end manufacturer of women’s clothing, and is also chairman of Skins, Inc., a manufacturer of men’s and women’s shoes. From 1984 to 1986, Mr. Rosenthal served as a partner and managing director of Wesray Capital Corporation, an investment company, and prior to that was senior vice president and managing director of the Mergers and Acquisitions Department of Donaldson, Lufkin & Jenrette, Inc., an investment banking firm. Mr. Rosenthal also serves as a director and treasurer of the Horticultural Society of New York. Over the last several years, Mr. Rosenthal has also served as chairman, a director and/or Chief Executive Officer of a number of companies including: American Vision Centers, Inc., Northwestern Steel & Wire Company and Wilson Sporting Goods Company. In addition to being a director of Nobel Learning Centers, Inc., he also serves on the board of MAXXAM, Inc. and The Pacific Lumber Company.

Ralph Smith. Mr. Smith is Senior Vice President of The Annie E. Casey Foundation, a private philanthropy dedicated to helping build better futures for disadvantaged children in the United States. From 1975 to 1997, Mr. Smith was a member of the faculty of the Law School of the University of Pennsylvania, teaching corporate law, securities regulations, and education law and policy. Mr. Smith serves on the board of LeapFrog Enterprises, Inc., Venture Philanthropy Partners, a non-profit philanthropic investment organization serving the National Capital Region, and the Center for Responsible Lending, a non-profit research and policy organization protecting home ownership and family wealth. He has served as counsel to the Congressional Black Caucus and as cooperating attorney for the NAACP, the Center for Constitutional Rights, and the National Conference of Black Lawyers. Mr. Smith has also held a number of senior leadership positions for the School District of Philadelphia, including chief of staff and special counsel. Mr. Smith received his undergraduate degree from Loyola University of Los Angeles, a J.D. from the University of California and served as a Teaching Fellow and LLM/SJD candidate at Harvard University.

David L. Warnock is a partner with Camden Partners and co-founded the firm in 1995. He has over 24 years of investment experience and focuses on investments in the education and business and financial services sectors. Mr. Warnock is Chairman and Chief Executive Officer of Camden Learning Corporation. He serves on the boards of directors of American Public Education, Inc., a regionally accredited online post-secondary university, New Horizons Worldwide, Inc., one of the largest global IT training companies, Nobel Learning Communities, Inc., a nationwide provider of pre-K through 8th grade private schools and Questar Assessment, Inc., formerly Touchstone Applied Science Associates which provides testing and assessment services for standardized testing, all of which are Camden Partners’ portfolio companies. Mr. Warnock served as the Chairman of Nobel from

September 2003 through February 2004. Mr. Warnock has previously served on the boards of Concord Career Colleges from 1997 thru 2006 and Children’s Comprehensive Services, Inc. from 1993 to 2000. Previously, Mr. Warnock was President of T. Rowe Price Strategic Partners and T. Rowe Price Strategic Partners II. He was also co-manager of the T. Rowe Price New Horizons Fund. Mr. Warnock was employed by T. Rowe Price Associates from 1983 to 1995. Upon forming Camden Partners (formerly known as Cahill, Warnock & Company) and until December 31, 1997, Mr. Warnock served as a consultant to the advisory committees of T. Rowe Price Strategic Partners and T. Rowe Price Strategic Partners II.

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the listing standards of The Nasdaq Stock Market (“Nasdaq”), a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Nasdaq independence definition includes a series of objective tests, such as that the director is not an employee of the Company and has not engaged in various types of business dealings with the Company. In addition, as further required by the Nasdaq rules, a listed company’s board of directors is required to make a subjective determination as to each independent director that no relationships exist which, in the opinion of the board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Consistent with these considerations, after review of all relevant information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to the Company and its senior management and independent auditors, the Board of Directors has determined affirmatively that Dr. Crane and Messrs. Beale, Fink, Havens, Pinola, Rosenthal, Smith and Warnock are independent directors within the meaning of the applicable Nasdaq listing standards.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

At the beginning of the fiscal year ended June 30, 2007 (“Fiscal 2007”), the Board of Directors consisted of nine directors: Messrs. Bernstein, Fink, Havens, Harch, Pinola, Rosenthal, Smith and Warnock and Dr. Crane. On August 9, 2006, Joseph W. Harch resigned from the Board of Directors and on that date Mr. Beale was appointed by the Board of Directors to fill the vacancy created by Mr. Harch.

In August 2004, the Board adopted a policy encouraging, but not requiring, all directors to attend the Annual Stockholders’ Meeting, either in person or telephonically. All of the Company’s directors attended the 2006 Annual Meeting of Stockholders.

The Board of Directors held a total of six meetings during Fiscal 2007. During Fiscal 2007 each member of the Board of Directors attended at least 75% of the aggregate of the number of meetings of the Board of Directors and Committees of the Board of Directors on which he or she served, held during the period for which he or she was a director or committee member, respectively. In addition, the Board of Directors met four times during Fiscal 2007 in executive session without the presence of any director who is also an employee of the Company.

The Board of Directors has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Below is a description of each standing committee of the Board of Directors. Each of the standing committees of the Board of Directors has a written charter approved by the Board of Directors and each of the charters is available at www.nobellearning.com. The Board of Directors has determined that each member of each standing committee is independent, as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards, and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

In Fiscal 2007, the Audit Committee of the Board of Directors (the “Audit Committee”) was comprised of four directors, Messrs. Havens (Chairman), Beale and Rosenthal and Dr. Crane. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Audit Committee assists the Board of Directors in its general oversight of the Company’s financial reporting, internal controls and audit functions, and is directly responsible for the appointment, retention, compensation and oversight of the work of the Company’s independent registered accountants. The responsibilities and activities of the Audit Committee are to act on behalf of the Board in fulfilling the Board’s oversight responsibilities with respect to (1) the Company’s corporate accounting and financial reporting processes, (2) the Company’s system of internal accounting and financial controls, (3) the audits of the Company’s financial statements, (4) the integrity of the Company’s financial statements and reports, and (5) the qualifications, independence and performance of the Company’s independent auditors and (6) the oversight of the Company’s complaint procedures related to accounting, internal controls and/or auditing, and the independence and performance of the Company’s independent auditors as further described in the Audit Committee Charter. The Audit Committee met five times during Fiscal 2007 and, at four meetings, met for a period without management and with the independent registered accountant.

As required by the applicable Nasdaq listing standards, the members of the Audit Committee each qualify as “independent” under the standards established by Nasdaq and the SEC for members of audit committees. The Board of Directors has determined that Mr. Havens qualifies as an “audit committee financial expert” as defined in applicable rules and regulations of the SEC. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Havens’ experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Havens any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board of Directors, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board of Directors.

Compensation Committee

The Compensation Committee of the Board of Directors (the “Compensation Committee”) is currently comprised of three directors, Messrs. Warnock (Chairman), Havens and Pinola. The Compensation Committee met three times during Fiscal 2007. The responsibilities and activities of the Compensation Committee are described in greater detail in the Compensation Committee Charter.

The principal functions of the Compensation Committee are to:

•

establish performance criteria for the individuals considered executive officers of the Company, including the review and approval of the Company’s financial goals and objectives relating to the compensation of the Chief Executive Officer and other executive officers in light of the overall compensation philosophy set forth in this Charter.

•

evaluate the annual performance of the executive officers and set the annual salary, bonus, equity and other incentive compensation of the Chief Executive Officer (in executive session) and other executive officers, including reviewing and approving grants of equity incentives (including, without limitation, stock options and stock awards) to be granted to other executive officers, as recommended by the Chief Executive Officer.

•

review and approve, in the aggregate, grants or blocks of equity incentives (including, without limitation, stock options and stock awards) to be distributed to employees other than executive officers, as recommended by the Chief Executive Officer.

•	periodically review all equity-based plans and the Company’s incentive compensation plans for the Chief Executive Officer and other executive officers, and (unless the Board has delegated such authority to the Committee) recommend to the Board the adoption of, or material changes in, material employee benefit, bonus, equity and other compensation plans of the Company.

•

supervise and interpret on behalf of the Board the administration of compensation, incentive, equity and benefit plans approved by the Board and/or stockholders in a manner consistent with the terms of such plans, including the grant of equity incentives (including, without limitation, stock options and stock awards) to employees of and consultants to the Company.

•	periodically review policies in the area of senior management perquisites.

•	review and assess on a periodic basis the Company’s policies and procedures relating to 401(k) and similar plans maintained by the Company.

•	perform such duties and responsibilities as may be assigned to the Committee by resolution of the Board or under the terms of any compensation plan.

•	periodically review and approve the appropriate structure and amount of compensation for the directors.

The Compensation Committee has the authority to engage independent compensation consultants or advisors, as it may deem appropriate in its sole discretion, and to approve related fees and retention terms of such consultants or advisors. The Committee routinely holds Compensation Committee meetings, some with management and some without management and participates in executive sessions without management, where compensation is discussed. The Chairman of the Compensation Committee is responsible for leadership of the Committee and sets meeting agendas.

The Compensation Committee has engaged Radford Surveys and Consulting, a unit of Aon Consulting (“Radford Surveys and Consulting”), an independent executive compensation consulting firm, to provide advice and assistance to them and to management in the area of executive and non-employee director compensation for the Company. The consultant reports directly to the Compensation Committee and has been authorized by them to work with certain executive officers of the Company as well as other employees in the Company’s human resources, legal, and finance departments in connection with the consultant’s work for the Committee. The consultant conducts reviews of the total compensation of the Company’s executive officers, based on the process described in the Compensation Discussion & Analysis contained on page 21 in this proxy statement and prepares reports for review by management and subsequently by the Compensation Committee to be used in determining appropriate levels of compensation for each executive officer.

Subsequent to the end of each fiscal year, the Chief Executive Officer gives performance assessments, succession planning updates and compensation recommendations for each executive officer of the Company. The Compensation Committee considers the Chief Executive Officer’s recommendations with the assistance of a compensation consultant and in accordance with the comprehensive compensation program approved by the entire Board of Directors and then prepares recommendations for the compensation of the executive officers. The Compensation Committee then presents its recommendations for compensation for executive officers to the entire Board of Directors and allows for deliberations and questions by the entire Board of Directors. After the presentation of the Compensation Committee’s decisions, and after all other non-employee Board members have reviewed the proposal and had any questions discussed and answered, the entire non-employee Board of Directors ratifies the executive compensation matters.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (the “Nominating and Corporate Governance Committee”) consists of three directors, Dr. Crane (Chairman), Mr. Smith and Mr. Warnock. The Nominating and Corporate Governance Committee held two meetings during Fiscal 2007. The Nominating and Corporate Governance Committee oversees the director nomination process and the Company’s corporate governance functions. The Nominating and Corporate Governance has the primary responsibility for identifying, reviewing and evaluating candidates to serve as directors of the Company, consistent with criteria approved by the Board of Directors. The Nominating and Corporate Governance Committee recommends to the Board of Directors candidates for election to the Board of Directors, makes recommendations to the Board of Directors regarding the membership of the committees of the Board of Directors, and assesses the independence of directors. The responsibilities and activities of the Nominating and Corporate Governance Committee are described in greater detail in the Nominating and Corporate Governance Committee Charter.

The Nominating and Corporate Governance Committee has established guidelines for evaluating nominees for director. The qualifications that the Nominating and Corporate Governance Committee seeks include: being able to read and understand basic financial statements; being over 21 years of age; having high personal and professional integrity, honesty and ethics; demonstrated acumen and ability, reflected by business experience in positions with a high degree of responsibility and leadership; strategic and independent thinking; and a demonstrated ability to ask critical questions, make analytical inquiries, and exercise sound business judgment. The Nominating and Corporate Governance Committee seeks to include a diverse spectrum of expertise and experience, with each director bringing to the Board of Directors experience or knowledge in one or more fields that is useful to the Company and complementary to the background and experience of the Board of Directors. The Nominating and Corporate Governance Committee also considers the candidate’s commitment to representing rigorously the long-term interests of all of the Company’s stockholders, as well as the candidate’s willingness and ability to devote sufficient time to carrying out his or her duties and responsibilities, and to serve on the Board of Directors for a sustained period. In the case of incumbent directors, the Nominating and Corporate Governance Committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended (and compliance with any attendance requirements established by the Board of Directors or the Nominating and Corporate Governance Committee), level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. The Nominating and Corporate Governance Committee or the Board of Directors may modify these guidelines from time to time and will consider other factors as appropriate.

The Nominating and Corporate Governance Committee seeks nominees through a variety of sources, including suggestions by directors and members of senior management, and such other sources as the Nominating and Corporate Governance Committee believes appropriate. The Nominating and Corporate Governance Committee may also retain a search firm if the Nominating and Corporate Governance Committee believes that to be appropriate. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. Thereafter, consideration of new candidates for nomination to the Board of Directors typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. The Nominating and Corporate Governance Committee then meets to discuss and consider such candidates’ qualifications and selects a nominee for recommendation to the Board of Directors by majority vote.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee will evaluate candidates recommended by stockholders in the same manner as it evaluates candidates recommended by other sources. However, the Nominating and Corporate Governance Committee will evaluate whether candidates suggested by stockholders are identified with any particular issue to such an extent that their ability to effectively represent all of the stockholders on a broad variety of issues might be compromised.

Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors at the Meeting may do so by delivering a written recommendation to the Chairman of the Nominating and Corporate Governance Committee, c/o Secretary of Nobel Learning Communities, Inc., 1615 West Chester Pike, Suite 200, West Chester, PA 19382-6223. The Nominating and Corporate Governance Committee has established guidelines for the submission of stockholder recommendations for nominees to the Board of Directors, consistent with the provisions of the Company’s certificate of incorporation. Under these guidelines, submissions must contain, at a minimum, the following:

•	the name, age, business address and residence address of the proposed nominee;

•	detailed biographical data and qualifications for the proposed nominee, including principal occupation or employment;

•	the number of shares of the Company’s stock which are beneficially owned by the proposed nominee;

•	a description of all relationships, arrangements or understandings between the nominating stockholder and the proposed nominee, or between the proposed nominee and the Company;

•

any other information relating to the proposed nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

•	any other information the nominating stockholder believes is relevant concerning the proposed nominee;

•

a written consent of the proposed nominee to a background review by the Nominating and Corporate Governance Committee and to being named as a nominee in the proxy statement and to serve as a director if elected;

•	whether the proposed nominee is going to be nominated at the annual meeting of stockholders or is only being provided for consideration by the Nominating and Corporate Governance Committee;

•	the name and record address of the nominating stockholder;

•

the class or series and number of shares of voting stock of the Company which are owned of record or beneficially by the nominating stockholder and the date such shares were acquired by the nominating stockholder, and if such person is not a stockholder of record or if such shares are owned by an entity, reasonable evidence of such person’s ownership of such shares or such person’s authority to act on behalf of such entity; and

•

if the nominating stockholder intends to nominate the proposed nominee at the annual meeting of stockholders, representations that the nominating stockholder will continue to hold such stock through the date on which the annual meeting is held, and intends to appear in person or by proxy at the annual meeting to nominate the proposed nominee named in the notice.

The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the qualifications of such person to serve as a director.

COMMUNICATIONS FROM STOCKHOLDERS TO THE BOARD OF DIRECTORS

The Board of Directors has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board of Directors may do so by sending a written communication addressed to the Company’s Secretary at 1615 West Chester Pike, Suite 200, West Chester, PA 19382-6223. All such communications will be compiled by the Secretary and submitted to the Board of Directors or the individual director so designated on a periodic basis. The Board of Directors has instructed the Secretary, prior to forwarding any correspondence, to review such correspondence and, in the Secretary’s discretion, not to forward items if they are deemed of a commercial, irrelevant or frivolous nature or otherwise inappropriate for consideration by the Board of Directors. These screening procedures are designed to assist the Board of Directors in reviewing and responding to stockholder communications in an appropriate manner, and have been approved by a majority of the independent directors of the Board of Directors. All communications directed to the Audit Committee in accordance with the procedures set forth in this paragraph that relate to questionable accounting or auditing matters involving the Company will be forwarded promptly and directly to the Chairman (or another member) of the Audit Committee.

COMPENSATION OF DIRECTORS

Our Directors receive compensation for their service on our Board. During Fiscal 2007, with the exception of our Chairman of the Board, non-employee Directors received cash compensation in the form of a quarterly retainer of $4,000 and quarterly fees for chairing and/or serving on our three standing Committees (Nominating and Corporate Governance, Compensation, and Audit). The Committee fees were as follows: Audit Committee Quarterly fees were $750 for Chairing the Committee and $1,000 per quarter per member; Nominating and Corporate Governance Committee fees were $250 for Chairing the Committee and $1,000 per quarter per member; Compensation Committee fees were $250 for Chairing the Committee and $1,000 per quarter per member. The Chairman of our Board of Directors received a quarterly retainer of $12,500, along with any applicable Committee fees as described above. In addition, the Company would have proportionately reduced the quarterly retainers and Committee fees if any Director attended less than 75% of the meetings of the Board of Directors or meetings of their respective Committee during the fiscal year. Directors who are also employees of the Company received a quarterly Board fee of $2,000.

Non-employee directors also received equity compensation. Board members received an annual stock option grant to purchase 5,000 shares of Company stock. These options were granted on the date of the last annual meeting and vested on the last day of Fiscal 2007.

Effective July 1, 2007, the Board of Directors, on the recommendation of the Compensation Committee adopted a new compensation plan for its directors based on a report prepared by Radford Surveys and Consulting a unit of Aon Consulting. The new compensation plan better aligns the compensation of the directors with the Company’s peer group.

Non-employee Directors will receive cash compensation in the form of a quarterly retainer of $6,250 and quarterly fees for chairing and/or serving on our three standing Committees (Nominating and Corporate Governance, Compensation, and Audit). In addition to receiving the non-employee director retainer, the Chairman of the Board will receive cash compensation in the form of a quarterly retainer of $6,250. The Committee fees will be as follows: Audit Committee Quarterly fees will be $2,500 for Chairing the Committee and $1,250 per quarter per member; Nominating and Corporate Governance Committee fees will be $1,250 for Chairing the Committee and $1,250 per quarter per member; Compensation Committee fees will be $1,250 for Chairing the Committee and $1,250 per quarter per member. The Company will not pay an additional fee per meeting, however, the Company does reimburse non-employee Directors for expenses incurred for attending meetings.

Non-employee directors will also receive equity compensation. New non-employee directors will receive a stock option grant of 10,000 shares of Company stock upon their election to the Board of Directors. This stock option grant immediately vests as of the date of election to the Board. In addition, on the date of each annual stockholders’ meeting, non-employee directors will receive an annual restricted stock grant of Common Stock valued at $30,000. The stock grant vests on the earlier of the first anniversary of the date of grant or the day immediately prior to the next annual meeting of stockholders at which directors are elected. If a director attends less than 75% of the meetings of the Board of Directors or meetings of their respective Committee during the fiscal year, the director will forfeit the grant of restricted stock for that year. The number of shares awarded for initial and annual restricted stock grants will be based on the closing price of the Company’s Common Stock on the day prior to the date of the grant, as reported on NASDAQ Global Market.

Effective July 1, 2007, the fees and equity compensation described above will only be paid to non-employee directors.

NON-EMPLOYEE DIRECTOR STOCK OWNERSHIP GUIDELINES

On September 6, 2007, in order to better align director interests with those of the Company’s stockholders, the Board also adopted stock ownership guidelines for non-employee directors. Pursuant to the guidelines, non-employee directors are encouraged to own a minimum of Common Stock valued at two times the annual non-employee director cash retainer ($25,000). The minimum number of shares to be held by directors will be calculated on the first trading day of each fiscal year based on the fair market value of the Common Stock. The annual equity award of restricted Common Stock to directors by the Company will not be counted in determining if a particular director meets the stock ownership guidelines. All Directors are expected to meet the stock ownership guidelines by the latter of the second anniversary of his or her initial election to the Board of Directors or July 1, 2009.

The following table summarizes compensation for each of the Company’s non-employee directors during Fiscal 2007:

Director’s Name (1)	Fees Earned or Paid in Cash	Option Awards (2)	Total
Dr. Terry Crane, Chairman	$59,000	$19,833	$78,833
David Beale	19,000	58,545	77,545
Steven B. Fink	16,000	19,833	35,833
Joseph W. Harch (3)	—	—	—
Peter Havens	27,000	19,833	46,833
Richard J. Pinola	20,000	19,833	39,833
Ralph Smith	20,000	19,833	39,833
Michael J. Rosenthal	20,000	19,833	39,833
David L. Warnock	25,000	19,833	44,833

(1)	Mr. Bernstein’s compensation for his service as a director is set forth in the Summary Compensation Table on page 27 of this proxy statement.
(2)	The amounts listed above reflect the dollar value recognized, in accordance with Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), “Share-Based Payment,” (“SFAS 123R”), for financial statement reporting purposes during Fiscal 2007 for all existing stock option awards. Assumptions used in the calculation of these amounts are included in footnote 1 to the Company’s audited financial statements included in its Annual Report on Form 10-K for the fiscal year ended June 30, 2007. In Fiscal 2007, Dr. Crane and each of Messrs. Beale Fink, Havens, Pinola, Smith, Rosenthal and Warnock received options to purchase 5,000 shares of the Common Stock, each of which had a grant date fair value of $19,833. Upon election to the Company’s Board on August 9, 2006, Mr. Beale received options to purchase 10,000 shares of the Company’s Common Stock, which had a grant date fair value of $38,712. The aggregate number of non-qualified stock options for each of the above directors at June 30, 2007 are as follows (As of June 30, 2007 all non-employee director non-qualified stock option awards were fully vested):

Director’s Name	Aggregate Outstanding Non- Qualified Stock Option Awards
Dr. Terry Crane, Chairman	25,000
David Beale	15,000
Steven B. Fink	25,000
Joseph Harch	20,000
Peter Havens	32,000
Richard J. Pinola	24,166
Ralph Smith	25,000
Michael J. Rosenthal	24,166
David L. Warnock	25,000

(3)	Mr. Harch resigned as a director of the Company on August 9, 2006.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

(Item 2 on Proxy Card)

On June 6, 2007, the Audit Committee voted to end its relationship with BDO Seidman, LLP (“BDO”) as the independent registered public accounting firm for the Company, and to engage Grant Thornton LLP (“Grant Thornton”) as the Company’s new independent registered public accounting firm.

The report of BDO Seidman, dated September 12, 2006, on the consolidated financial statements of the Company for the fiscal years ended July 1, 2006 and July 2, 2005 did not contain an adverse opinion or a disclaimer of opinion, nor was such report qualified or modified as to uncertainty, audit scope, or accounting principles.

During the Company’s fiscal years ended July 1, 2006 and July 2, 2005, and through June 6, 2007, the Company did not have any disagreements with BDO Seidman on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of BDO Seidman, would have caused it to make reference to the subject matter of the disagreements in connection with its report.

During the Company’s fiscal years ended July 1, 2006 and July 2, 2005 and through June 6, 2007, there were no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K adopted by the SEC.

As required by Item 4.01 of the current report on Form 8-K. The Company included the above disclosure in a Form 8-K that the Company filed on June 8, 2007. The Company provided BDO Seidman with a copy of the disclosure prior to filing the 8-K with the SEC, and requested that BDO Seidman furnish the Company with a letter addressed to the SEC stating whether it agrees with the statements made by the Company in response to this item and, if not, stating the respects in which it does not agree. A copy of the letter, dated June 6, 2007, furnished by BDO Seidman in response to that request is filed as Exhibit 16.1 to the June 8, 2007 Form 8-K.

During the Company’s fiscal years ended July 1, 2006 and July 2, 2005 and through June 6, 2007, neither the Company nor anyone acting on its behalf consulted with Grant Thornton regarding any of the matters specified in Item 304(a)(2) of Regulation S-K.

The Audit Committee has appointed Grant Thornton as the independent registered public accounting firm to audit the books, records and accounts of the Company for the fiscal year ended June 30, 2008.

The Audit Committee has recommended that the stockholders vote for ratification of such appointment. A representative of Grant Thornton is expected to be present at the Meeting and will have the opportunity to make a statement if desired and is expected to be available to respond to appropriate questions.

Neither the Company’s bylaws nor other governing documents or law require stockholder ratification of the appointment of Grant Thornton as the Company’s independent registered public accountants. However, the Audit Committee is submitting the appointment of Grant Thornton to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of different independent public accountants at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the majority of the votes represented by the holders of shares present in person or represented by proxy and entitled to vote at the Meeting will be required to ratify the appointment of Grant Thornton.

The Board of Directors recommends a vote FOR Proposal 2.

Audit and Related Fees

Grant Thornton LLP, the Company’s current principal independent registered public accountants, was engaged by the Company on June 6, 2007.

The following table shows the aggregate fees billed to the Company by BDO Seidman and Grant Thornton for professional services rendered for Fiscal 2007 and Fiscal 2006:

Audit Fees

	Amount ($)(1)
Description of Fees	Fiscal 2007	Fiscal 2006
Audit Fees (2)	$243,612	$203,119
All Other Fees (3)	9,700	0

Total	$253,312	$203,119

(1)	Includes $173,363 for services related to Fiscal 2007 performed by Grant Thornton and $79,950 for services related to Fiscal 2007 by BDO Seidman. All fees related to Fiscal 2006 are for services provided by BDO Seidman.
(2)	Represents fees for professional services provided for the audit of the Company’s annual financial statements and review of the Company’s financial statements included in the Company’s quarterly reports.
(3)	For consent fees paid to BDO Seidman related to the Company’s filing of its S-8 filed on February 7, 2007.

The Audit Committee’s policy is to pre-approve all services that our independent registered public accounting firm is permitted to perform for us under applicable federal securities regulations. While the general policy of the Audit Committee is to make such determination at full Audit Committee meetings, the Audit Committee may delegate its pre-approval authority to one or more members of the Audit Committee, provided that all such decisions are presented to the full Audit Committee at its next regularly scheduled meeting. In Fiscal 2007, all audit services provided by the Company’s independent registered public accounting firm were pre-approved by the Audit Committee.

EXECUTIVE OFFICERS OF THE COMPANY

The following table lists the names, ages and positions held by all executive officers of the Company:

Name	Age	Position
George H. Bernstein	46	President and Chief Executive Officer; Director

Thomas Frank	51	Senior Vice President, Chief Financial Officer

Patricia B. Miller	57	Senior Vice President, Chief Operating Officer

G. Lee Bohs	48	Senior Vice President, Corporate Development

Osborne F. Abbey, Jr.	61	Senior Vice President—Education

Jeanne Marie Welsko	52	Senior Vice President—Human Resources

The following description contains certain information concerning the foregoing persons, except for Mr. Bernstein, as to whom information is found on page 7:

Thomas Frank. Mr. Frank was named the Company’s Chief Financial Officer in January 2004, and also serves as its chief accounting officer. Between 1999 and 2003, Mr. Frank was employed as Chief Financial Officer of Alpha Shirt Company and its subsequent owner, Broder Bros. Co. Between 1988 and 1999, Mr. Frank was employed in various positions by Mothers Work, Inc., where his last position was as Chief Financial Officer and Executive Vice President—Finance. Prior to 1988, Mr. Frank held various accounting positions with several retail organizations. Mr. Frank started his business career as an auditor with BDO Seidman LLP. Mr. Frank is a CPA and earned his B.A. in Accounting from The University of Oklahoma.

Patricia B. Miller. Ms. Miller joined the Company in January 2004 as its Chief Operating Officer. Between 1995 and 2003, Ms. Miller was employed in various positions with Sylvan Learning Center, initially as its Vice President Franchise Operations, and served from 1999 through 2003 as its Senior Vice President of Franchise Services, directing all franchise operations, sales training and field marketing. Prior to joining Sylvan in 1995, Ms. Miller was the Vice President of Corporate Operations at Nutri/System, Inc. where she managed both corporate and franchise centers, customer service, quality control and training. Ms. Miller has a B.A. from The Ohio State University.

G. Lee Bohs. Mr. Bohs joined the Company in May 2006 as its Senior Vice President, Corporate Development. Mr. Bohs has a background in corporate finance and acquisitions. From 1987 until 1999 Mr. Bohs served in several key positions at Right Management Consultants, Inc., including Chief Financial Officer from March 1990 through August 1999. In August 1999 Mr. Bohs joined Intecap, Inc. as Executive Vice President, Chief Financial Officer and Director, and served in those positions until 2002 when he rejoined Right Management Consultants, Inc. as Executive Vice President, Corporate Development and later Executive Vice President, International. From 2002 until 2005, Mr. Bohs steered Right Management’s global acquisitions, corporate development and capital strategy. Mr. Bohs then joined GCA Services Group as Senior Vice President and Chief Financial Officer, responsible for financial operations, acquisitions and commercial banking until December 2005. Mr. Bohs is a CPA and a graduate of St. Joseph’s University in Philadelphia, Pennsylvania.

Osborne F. Abbey, Jr., Ed.D. Dr. Abbey joined the Company as its Vice President—Education in December 2003. Dr. Abbey is an experienced educator and administrator with a background in curriculum design and implementation, special education, technology, and financial planning, most recently serving as Assistant Superintendent of the Township of Union Public Schools in New Jersey from August 1996 through November 2003. Dr. Abbey has taught university level courses in curriculum, gifted programs, educational administration, and research. Dr. Abbey received his B.A. in Psychology from Waynesburg College, an M.A. degree in Special Education from Kean College, and an M.A. degree and an Ed.D. in Educational Administration from Teachers College, Columbia University. He served with the U. S. Navy in Vietnam and concluded his military career stationed with the Commander in Chief, U. S. Naval Forces, in London.

Jeanne Marie Welsko. Ms. Welsko joined the Company as its Vice President, Human Resources in September 2003. Between November 2000 and July 2003, Ms. Welsko served as a Human Resources consultant to Alignis, Inc. Prior to this period, she was the Vice President of Human Resources for Nova Care, Inc. from February 1999 through January 2000. From September 1996 through January 1999, Ms. Welsko was the Vice President of Human Resources for Valley Forge Dental Associates, Inc. Ms. Welsko earned her B.A. from Bloomsburg University and her M.S. degree from Villanova University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Company’s Compensation Committee is empowered to review and approve, or in cases regarding Chief Executive Officer compensation recommend for the approval of the full Board of Directors, the annual compensation and compensation procedures for the Named Executive Officers (“NEOs”) of the Company: the President and Chief Executive Officer, Senior Vice President and Chief Operating Officer, the Senior Vice President and Chief Financial Officer, Senior Vice President of Corporate Development, the Senior Vice President of Human Resources and the Senior Vice President of Education.

Objectives of Compensation Program

The primary objective of our executive compensation program is to attract and retain qualified, ethical executives who are enthusiastic about the Company’s mission and culture. A further objective of our compensation program is to provide incentives to reward NEOs for their contribution to the Company and impact on creating long term stockholder value. We endeavor to ensure that our compensation program is perceived as fundamentally fair to all stakeholders.

What Our Compensation Program is Designed to Reward

Our compensation program is designed to provide a competitive base salary for each NEO versus our peer group and the geographic market from which we recruit and compete for executive talent and to reward NEOs for teamwork, support of our schools, and students and contribution to the Company and to create long term stockholder value. In measuring the executive officers’ contributions to the Company, the Compensation Committee considers numerous factors, including the Company’s growth and financial performance. All of our executive officers participate in an incentive compensation plan based primarily on targets set by the Compensation Committee and approved by the non-employee Board of Directors, relating to revenue and earnings per share growth, which the Board of Directors feel are directly linked to the creation of long term stockholder value.

Regarding most compensation matters, including executive and director compensation, our management may provide recommendations to the Compensation Committee; however, the Compensation Committee does not delegate any of its functions to others in setting compensation. The Compensation Committee also engages an outside, independent compensation consultant, Radford Surveys and Consulting, to design, develop and/or review executive and Board compensation matters. The Company does not have an exact formula for allocating between cash and non-cash compensation but does utilize the report of the outside, independent compensation consultant, Radford Surveys and Consulting, to make certain that the balance between cash and non-cash compensation is consistent with that of our peer group.

The group of peer companies used in the review of total compensation levels for Fiscal 2007 consists of publicly traded education companies with annual revenues ranging from approximately $80 million to $550 million and market capitalization ranging from approximately $10 million to $1.2 billion. The peer group was developed by Radford Surveys and Consulting and approved by the Compensation Committee. The Compensation Committee reviews the make-up of the peer group with the assistance of the compensation consultant. Since the Company has few specific peers in terms of services, product, market and operations, the companies in this group include all the companies that are included in the Company’s performance graph in the Company’s annual report to shareholders and additional companies as determined by the Compensation Committee, with the assistance of Radford Surveys and Consulting, to provide representation of the broader market in which the Company competes for executive talent. Each company that was included in the compensation peer group in developing the Company’s Fiscal 2007 compensation program is shown below:

Bright Horizons Family Solutions, Inc.

Concorde Career Colleges Inc.

GP Strategies Corp.

INVESTools Inc.

Learning Care Group, Inc.

Learning Tree International Inc.

Lincoln Educational Services Corp.

National Vision Inc.

New Horizons Worldwide Inc.

Princeton Review Inc.

Psychiatric Solutions Inc.

Universal Technical Institute Inc.

Elements of Company’s Executive Compensation Plan and Why We Chose Each

Summary of Compensation Plan Components

During Fiscal 2006, the Compensation Committee of the Board of Directors hired an independent outside compensation consultant to develop a comprehensive Executive Compensation Program (“Compensation Program”). The compensation consultant, Radford Surveys and Consulting, first performed a comprehensive market study to determine a competitive framework based on market and geographic area, as described above, and set of reference companies against which the Company’s compensation levels and the Compensation Program would be developed and compared. Based on a review of the Radford Surveys and Consulting analysis by the Compensation Committee and its recommendation to the Board of Directors, the Compensation Program was approved by the non-employee Directors for implementation for Fiscal 2007.

The Compensation Program components consist of a base salary component, and participation in a short term cash incentive compensation plan, a long term equity incentive compensation plan and a deferred compensation plan. It is the Compensation Committee’s intention to set total executive compensation sufficiently high to attract and retain a strong motivated leadership team, but not so high that the Company exceeds the mid-point of compensation in relation to our market competitors and peer group with whom we compete for executive talent. The short and long term incentive compensation plans are designed to align the executive’s financial incentives with the interest of our stockholders through the use primarily of discrete and measurable targets. For Fiscal 2007, those targets relate to revenue and earnings per share growth. In order to align the objectives and interest of our NEO group, all team members are incentivized based upon the same calculation methodology and targets used in determining annual short term cash incentive compensation and the at risk portion of long term equity incentive compensation. In addition to the market factors and analysis described herein, total executive compensation is determined with reference to each individual executive’s total compensation history.

Base Salary Compensation

Base salaries for our NEOs were initially determined by reference to the market for executive talent at the time the NEO was hired as part of a total compensation program required to hire and retain the executive talent the Company sought. With the assistance of Radford Surveys and Consulting, the Compensation Committee undertook the above described market peer analysis to provide a framework in which current total compensation determinations for our NEOs, on a position by position basis, would be made, and base salaries are one component of a total compensation program. The analysis provided in the Radford Surveys and Consulting analysis takes into consideration the scope of each of the executive position’s responsibilities compared to the peer group along with their respective experience, contributions and the compensation paid by the peer group for similar executive positions.

For Fiscal 2007, the Compensation Committee approved increases to NEOs’ base salaries which, in the aggregate amounted to a 4.2% increase in base salary (including 4.1% for the Chief Executive Officer). Based upon the analysis provided by Radford Surveys and Consulting and a review of the peer group’s similar executive positions as they align with the Company’s specific executive positions, the Compensation Committee determined that the NEOs’ base salaries, as increased for Fiscal 2007, are in line with the Company’s base salary compensation objective of being at the mid-point in relation to our peer group. According to the Radford Surveys and Consulting report, “Base Salaries were relatively competitive (although below median values).”

Short Term Cash Incentive Compensation

All of our NEOs have the opportunity to earn annual non-equity incentive compensation through our short term incentive compensation plan as part of the Company’s Compensation Program. Each of our NEOs participated for Fiscal 2007 in this component of the Compensation Program as follows:

NEO	% of Base Salary for non-equity incentive compensation if 100% of target achieved
George H. Bernstein, President and CEO	100%
Thomas Frank, Senior Vice President and CFO	50%
Patricia B. Miller, Senior Vice President and COO	50%
G. Lee Bohs, Senior Vice President—Corporate Development	50%
Osborne F. Abbey, Senior Vice President—Education	50%
Jeanne Marie Welsko, Senior Vice President—Human Resources	50%

The table above provides the percent of base salary to be paid if the Company were to achieve 100% of its targets. If the Company were to achieve less than 90% of its targets no incentive compensation would be paid. From 90% through 100%, the incentive compensation percentage scales starting with 50% of the eligible percentage described in the table above and increasing in 5% increments for each 1% improvement to targets. This program was uncapped and provided that if the Company exceeded 100% of the target, the incentive compensation percentage increased in 3% increments for each 1% improvement above targets. In addition, the Compensation Committee had absolute discretion to adjust the formula awards by 20% (+/-) for purposes that the Committee deemed warranting exception.

Annual non-equity incentive compensation is earned based on performance against pre-defined targets related to revenue and earnings per share. For Fiscal 2007, these two measures were determined by the

Compensation Committee with approval of the Board of Directors to be representative of metrics designed to align the NEOs’ total financial incentives with the interest of our stockholders through the use of discrete and measurable targets. The non-equity incentive compensation paid to the NEOs under this program for Fiscal 2007 is based 25% on revenue and 75% on earnings per share targets established prior to the beginning of the fiscal year. Fiscal 2007 targets were $184,047,000 for revenue and $0.53 for earnings per share, representing approximately 10% revenue growth and approximately 20% earnings per share growth over Fiscal 2006 reported amounts. In consideration of the recent three years of financial stabilization work performed by the current NEO team, these growth targets provided a reasonable set of targets that, in the seasoned judgment of the Compensation Committee, with the approval of the non-employee Board of Directors, would provide adequate growth in stockholder value.

For Fiscal 2007, the revenue performance was $182,817,000, approximately 0.7% below target, and earnings per share performance was $0.70 per share or approximately 32.0% over target. Management recommended to the Compensation Committee that, due to the significant amount of non-recurring, one-time net gains recognized during Fiscal 2007, it would be more appropriate for the Compensation Committee in considering performance with regard to the earnings per share component, to eliminate this significant amount of non-recurring one-time net gains, since this was seen by management as in line with the interest of the Company’s stockholders to create long term value. After eliminating the benefit of non-recurring net gains for such things as sales of assets, collection of a prior reserved note receivable partially offset by increases in lease reserves related to closed schools and other less significant items, earnings per share were reduced to $0.55 per share, approximately 3.8% above target. Based on Company results, the incentive compensation plan formula resulted in a payout of 106% of the target amount for each NEO. However, management recommended that it be paid it’s annual non-equity incentive compensation as if it had achieved only 100% of the combined targets for revenue and earnings per share, so that the excess, approximately $60,000, could be made available for certain discretionary bonuses for company employees who are not included in any defined short term non-equity incentive plan. The Compensation Committee acted on management’s recommendation in order to reward a broader group of employees for their contributions to the Company’s successful year and in creating significant increase in stockholder value.

Long Term Equity Incentive Compensation

The annual long term incentive equity compensation plan is designed as an integral component of the Company’s Compensation Program to set total executive compensation sufficiently high to attract and retain a strong motivated leadership team in relation to our market competitors and peer group with whom we compete for executive talent. For Fiscal 2007, the long term incentive compensation plan was designed to align the executives’ financial incentives with the interests of our stockholders.

All of our named executive officers have the opportunity to receive stock compensation under the Company’s 2004 Omnibus Equity Incentive Plan (the “Equity Plan”) as part of the Company’s Compensation Program. In Fiscal 2007, a target number of stock options was developed for each NEO. The size of the long term equity incentive plan awards were developed relative to the peer group provided by Radford Surveys and Consulting who described the Company’s long term incentive compensation relative to that peer group as “generally low.” A portion of the stock option grant for each NEO is at risk and subject to Compensation Committee discretion and Board approval based on the NEO’s performance and the Company’s fiscal year performance against pre-determined plan targets as described in the Short Term Cash Incentive section above. For Fiscal 2007, since 100% of target was met and no at risk adjustment was made, all NEOs received 100% of their eligible stock option grant. The Board of Directors targeted each annual stock option grant allocated to all executives (not just NEOs) and employees in aggregate under the annual stock plan to be approximately one and one half percent of outstanding shares, so as not to substantially dilute existing stockholders.

The Company’s general policy is for the annual long term incentive equity compensation plan grant to occur within two weeks after the official announcement of the Company’s full year results so that the stock option exercise price reflects a fully informed market price and occurs in connection with a scheduled meeting of our Board of Directors and the Compensation Committee. Except in the case of new hires and internal promotions, in which stock option grants would be made on the date of hire or promotion, we will not make option grants to executive management at other dates. The grant date is established when the Company’s Compensation Committee approves the grant and all key terms have been determined. Pursuant to the terms of the Equity Plan, the exercise price of each of the Company’s stock options grants is the average of the high and low price of the Common Stock on the day prior to the grant date.

Deferred Compensation

The Executive Non-Qualified Excess Plan (the “Deferred Compensation Plan”) is designed to be a long term incentive and retention component of the Compensation Program. The Company’s contribution, which can vary by year, was set by the Compensation Committee at 10% of total cash compensation for Fiscal 2007. The 10% was determined based on a review and analysis of our peer groups by the Compensation Committee and Radford Surveys and Consulting described above, and was designed to provide a market competitive long term savings program for our NEO team. The Deferred Compensation Plan has a five year cliff vesting component that is designed to retain our participating executives. Executives eligible for the Deferred Compensation Plan do not vest in any Company contribution to the Deferred Compensation Plan until either the fifth anniversary of the date they begin participation in the plan and are eligible for a Company contribution or there is an accelerated vesting due to change of control of the Company. The Company does not guarantee a return on any voluntary NEO contribution to the plan or on any Company contribution. All contributions to the plan are invested, at each NEO’s discretion, in outside investment funds administered and managed by non-related third parties.

Other Benefits

The Company has entered into an Employment Agreement with its Chief Executive Officer and Severance Agreements with all of it’s NEOs, the terms of which are discussed on pages 28 through 31 of this Proxy Statement. The Severance Agreements provide that if the NEO is terminated by the Company without Cause (as defined in the Severance Agreements) the NEO shall be entitled to receive, in a lump sum payment, any accrued but unused vacation, a pro rata portion of the NEO’s annual bonus, and a cash severance payment. NEOs are entitled to receive a cash severance payment equal to twelve months or nine months of his or her base salary depending on the position. In addition, the Company is obligated continue to provide certain customary benefits to the NEOs for certain periods.

If the NEO is terminated by the Company without Cause or if the NEO terminates his or her employment for Good Reason (as defined in the Severance Agreements) within twelve months following a Change in Control of the Company (as defined in the Severance Agreement), the NEO shall be entitled to receive all of the benefits described above, except that the cash severance payment will be equal to eighteen months of the NEO’s base salary for all NEOs except our Chief Executive Officer who will receive a lump sum cash payment not to exceed 299% of the Chief Executive Officer’s “base amount” (as defined in Section 280(G) of the Internal Revenue Code of 1986).

Our change in control compensation is designed to be a retention component of total executive compensation. The program was determined based on the review and analysis by the Compensation Committee and Radford Surveys and Consulting described above, and was designed to provide a market competitive total compensation and retention program for our NEO team that also accounts for the change in control risk associated with a micro to small-cap public company.

The Company’s NEOs and certain other executives are eligible for certain limited perquisites. These include 401K participation, car allowances of between $6,000 and $8,400 per year, health insurance partially paid for by the company, employee tuition discounts, life insurance and short term disability insurance which are offered to be competitive with other companies in the education market and to continue to attract and retain highly qualified executive talent.

Accounting and Tax Considerations

Under SFAS No. 123R, we are required to value unvested stock options granted prior to our adoption of SFAS No. 123R under the fair value method and expense those amounts in the income statement over the stock option’s remaining vesting period.

When required, we have structured our compensation program to comply with Internal Revenue Code Sections 162(m) and 409A (or to fall within an exception to the rules of Section 409A). Under Section 162(m) of the Internal Revenue Code, a limitation was placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance based.

Section 409A is a recent addition to the Internal Revenue Code which substantially revises the deferral, distribution and other rules for tax-effective “nonqualified deferred compensation plans” and arrangements, as defined in that Section. For example (and without limitation), payments from a nonqualified deferred compensation plan subject to Section 409A which are triggered by termination of employment must be delayed for six months following termination for executives who are classified as “key employees” under IRS rules. Certain arrangements, such as stock option plans, incentive compensation plans and severance arrangements may or may not be subject to Section 409A depending on how they are designed and administered.

If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk or forfeiture. In such case, the individual is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income. The Company does not have any individuals with non-performance based compensation paid in excess of the Internal Revenue Code Section 162(m) tax deduction limit.

Summary Compensation Table

The following table includes information concerning compensation for the one year period ending June 30, 2007 in reference to the six members of our Executive Team, our Named Executive Officers (“NEOs”), which includes required disclosure related to our Chief Executive Officer, CFO, and the four most highly compensation executive officers of the Company other than the Chief Executive Officer and CFO.

		Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
George H. Bernstein, President and CEO	2007	354,769	—	—	119,985	358,000	—	66,622	899,376
Thomas Frank, Senior Vice President and CFO	2007	247,692	—	9,000	59,987	125,000	—	37,081	478,760
Patricia B. Miller, Senior Vice President and COO	2007	221,538	—	—	65,897	111,750	—	34,727	433,912
G. Lee Bohs, Senior Vice President—Corporate Development	2007	242,154	—	—	74,237	119,000	—	34,677	470,068
Osborne F. Abbey, Senior Vice President—Education	2007	149,615	—	—	26,111	75,500	—	23,795	275,021
Jeanne Marie Welsko, Senior Vice President—Human Resources	2007	144,923	—	—	27,078	73,500	—	25,193	270,694

(1)	Salaries include amounts deferred by the NEO under the Company’s 401(k) plan.

(2)	Represents the dollar amount recognized for financial statement reporting purposes for the fiscal year ended June 30, 2007 in accordance with SFAS 123R value for Fiscal 2007 of restricted stock award granted to Mr. Frank at the time of his employment in January of 2004. Assumptions used in the calculation of these amounts are included in Note 1 of the Company’s Consolidated Financial Statements for the year ended June 30, 2007, included in the Company’s Form 10-K filed with the SEC on September 10, 2007.
(3)	Amounts shown reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended June 30, 2007 in accordance with SFAS 123R and accordingly include the expense of awards granted in and prior to Fiscal 2007. Assumptions used in the calculation of these amounts are included in Note 1 of the Company’s Consolidated Financial Statements for the year ended June 30, 2007, included in the Company’s Form 10-K filed with the SEC on September 10, 2007.
(4)	Represents amounts earned under the Company’s short term incentive compensation plan, which is discussed on page 23 of this Proxy Statement. The amounts disclosed were earned for Fiscal 2007 Company performance against targets developed by the Compensation Committee and approved by the non-employee Board of Directors and discussed on page 21 of this Proxy Statement. This incentive compensation will be paid during the first quarter of Fiscal 2008.
(5)	Includes company contributions to Deferred Compensation Plan and 401(k) plan, car allowance, board fees and company paid insurance. Car allowances for each officer totaled $6,000 per year, with the exception of that for George Bernstein whose allowance is $8,400 per year. For Fiscal 2007, the Company fully accrued and partially made the following discretionary contributions into the Deferred Compensation Plan on behalf of the NEOs:

George H. Bernstein, President and CEO	$53,700
Thomas Frank, Senior Vice President and CFO	28,125
Patricia B. Miller, Senior Vice President and COO	25,143
G. Lee Bohs, Senior Vice President—Corporate Development	26,775
Osborne F. Abbey, Senior Vice President—Education	16,987
Jeanne Marie Welsko, Senior Vice President—Human Resources	16,537

Employment and Severance Agreements with NEOs

Employment Agreement with George H. Bernstein

Effective April 6, 2007, the Company entered into an Amended and Restated Employment Agreement (the “Employment Agreement”) with George Bernstein, the Company’s Chief Executive Officer. The Employment Agreement was amended principally to conform it to the severance and change of control provisions adopted by the Board of Directors as part of the Executive Incentive Compensation Plan recommended by Radford Surveys and Consulting.

Under the Employment Agreement, Mr. Bernstein continues to receive $358,000 per year as base salary. Mr. Bernstein is also entitled to participate in the annual incentive compensation plan with a target annual bonus of 100% of Mr. Bernstein’s base salary, with no upper limit. Mr. Bernstein continues to be entitled to an annual car allowance, four weeks of vacation per year and other customary benefits.

In the event that the Employment Agreement is terminated by the Company during the employment period without cause or, at any time by Mr. Bernstein, for good reason (as defined in the Employment Agreement), the Company will be obligated to pay Mr. Bernstein any bonus that had been earned but unpaid to the date of termination and shall be obligated to continue to pay his base salary and provide certain customary benefits for twelve months following the date of termination.

If, within one year following a change in control of the Company (as defined in the Employment Agreement), the Company terminates Mr. Bernstein’s employment without Cause (as defined in the Employment

Agreement) or if Mr. Bernstein resigns for good reason, Mr. Bernstein will receive, subject to 409A payment limitations, a single-lump sum cash payment not to exceed 299% of Mr. Bernstein’s “base amount” (as defined in Internal Revenue Code of 1986) and certain other customary benefits will continue for the three years following the termination.

In the event that any payment under the Employment Agreement would exceed 299% of the “base amount,” the amount of the payment shall be reduced to the extent necessary so that payment equals exactly 299% of Mr. Bernstein’s “base amount;” provided, however, that in the event any such payment under the Employment Agreement other than his salary, bonus and benefits payments, after taking any reduction into account, would be subject to an excise tax, then Mr. Bernstein will be entitled to receive a gross-up payment.

Severance Agreements

Effective April 6, 2007, in addition to entering into the Employment Agreement with Mr. Bernstein, the Company entered into severance agreements (the “Severance Agreements”) with Thomas Frank, Senior Vice President and Chief Financial Officer, Patricia B. Miller, Senior Vice President and Chief Operating Officer, Jeanne Marie Welsko, Senior Vice President—Human Resources, Osborne F. Abbey, Senior Vice President—Education and G. Lee Bohs, Senior Vice President, Corporate Development and Secretary (the “Executives”).

The Severance Agreements provide that if the executive is terminated by the Company without cause (as defined in the Severance Agreements) the executive will be entitled to receive, in a lump sum payment, any accrued but unpaid vacation, a pro rata portion of Executive’s annual bonus, and a cash severance payment. Mr. Frank, Mr. Bohs, and Ms. Miller are entitled to receive a cash severance payment equal to twelve months of his or her base salary; Dr. Abbey and Ms. Welsko shall be entitled to receive a cash severance payment equal to nine months of his or her base salary. In addition, the Company is obligated continue to provide certain customary benefits to the Executives for 12 months in the case of Mr. Frank, Mr. Bohs and Ms. Miller and nine months in the case of Dr. Abbey and Ms. Welsko.

If the Executive is terminated by the Company without Cause or if the Executive terminates his or her employment for Good Reason (as defined in the Severance Agreements) within twelve months following a Change in Control of the Company (as defined in the Severance Agreement), the Executive will be entitled to receive all of the benefits described above, except that the cash severance payment will be equal to eighteen months of the Executive’s base salary.

In order for the Executives to receive any of the payments described above, the Executive must agree (i) to enter into a Waiver and Release with the Company; and (ii) not to compete with the Company for a period following the Executive’s termination of employment. Mr. Bernstein may not compete with the Company for two years following his termination. If the terminations occur in connection with a change in control, Mr. Frank, Ms. Miller and Mr. Bohs may not compete with the Company for eighteen months and Dr. Abbey and Ms. Welsko may not compete with the Company for twelve months. If the terminations are not in connection with a change in control, Mr. Frank, Ms. Miller and Mr. Bohs may not compete with the Company for twelve months and Dr. Abbey and Ms. Welsko may not compete with the Company for nine months.

Mr. Bernstein has also entered into a Severance Agreement, which provides for severance benefits substantially similar to those under his employment agreement and that are only available if he is not entitled to such benefits under the employment agreement.

Potential Payments Upon Termination or Change in Control

The information in the table below describes and quantifies compensation that would become payable under existing arrangements in the event of termination of such NEO’s employment (i) by the Company without cause or by the NEO with good reason and such termination is not within twelve months following a change in control; and (ii) by the Company without cause or by the NEO with good reason and such termination is within twelve months after a change in control. The amounts shown assume that such termination, or, where applicable, change in control, was effective as of June 30, 2007, and thus include amounts earned through such time and are estimates of the amounts that would be paid to the NEOs upon their termination. The actual amounts to be paid can only be determined at the time of such NEO’s separation from the Company.

	Termination without Cause or with Good Reason—No Change of Control			Termination without Cause or with Good Reason—Change of Control
Name and Principal Position	Severance Payment (1)(2)	Continuation of Insurance Benefit (1)(2)(3)	Total	Severance Payment (1)(4)	Continuation of Insurance Benefit (1)(5)	Accelerated Vesting of Company Contribution in Deferred Compensation Plan (6)	Accelerated Vesting of Stock Options (7)	Accelerated Vesting of Stock Awards (8)	Total
George H. Bernstein, President and CEO	$716,000	$17,241	$733,241	$1,380,169	$51,723	$53,700	$283,918	$364,500	$2,134,010
Thomas Frank, Senior Vice President and CFO	375,000	17,241	392,241	500,000	25,862	28,125	136,890	—	690,877
Patricia B. Miller, Senior Vice President and COO	335,250	12,559	347,809	447,000	18,839	25,143	136,890	—	627,872
G. Lee Bohs, Senior Vice President—Corporate Development	357,000	17,241	374,241	476,000	25,862	26,775	180,492	—	709,129
Osborne F. Abbey, Senior Vice President—Education	188,750	9,419	198,169	302,000	18,839	16,987	81,235	—	419,061
Jeanne Marie Welsko, Senior Vice President—Human Resources	183,750	12,931	196,681	294,000	25,862	16,537	87,531	—	423,930

(1)	Represents a payment pursuant to the NEOs’ severance agreements and Mr. Bernstein’s employment agreement. For a detailed description of the severance and employment agreements, including the impact of termination and change in control, see “Employment and Severance Agreements with NEOs” above.
(2)	Includes lump sum payment of one year of base salary for all NEOs with the exception of Mr. Abbey and Ms. Welsko, whom each would receive 75% of one year base salary. Instead of a lump sum payment, Mr. Bernstein will continue to receive his salary for one year. Also includes a lump sum annual bonus payment prorated based upon termination date for each of the NEOs. For purposes of this table, incentive payments were not prorated because the termination is assumed to have occurred on June 30, 2007.
(3)	Represents continuation of life, health, disability, and certain other benefits for each of the NEOs for twelve months following termination, except for Mr. Abbey and Ms. Welsko, whom each would receive such benefits for nine months.
(4)	Represents, for Mr. Bernstein, payment equal to 299% of Mr. Bernstein’s “base amount” as defined in Section 280G of the Internal Revenue Code of 1986. For all other NEOs represents a lump sum payment representing 150% of annual base salary and a lump sum annual bonus payment prorated based upon termination date for each of the NEOs. For purposes of this table, incentive payments were not prorated because the termination is assumed to have occurred on June 30, 2007.
(5)	Represents continuation of life, health, disability, and certain other benefits for each of the NEOs for eighteen months following termination, except for Mr. Bernstein, whose benefits would continue for thirty-six months.
(6)	Company contributions to the deferred compensation plan are subject to a five year cliff vesting period. However, Company contributions will become fully vested upon change of control. Acceleration of unvested Company contributions to the Deferred Compensation Plan is not predicated on termination of employment. Acceleration occurs immediately upon a change in control. In addition, each NEO’s unvested Company contributions to the Deferred Compensation Plan would also immediately vest in full if the NEO’s employment was terminated as a result of retirement, death or disability. For a detailed description of the Deferred Compensation Plan, including the impact of termination and change in control, see “Nonqualified Deferred Compensation” below.

(7)	Pursuant to the terms of the Company’s 1995 Stock Plan and 2004 Omnibus Incentive Equity Compensation Plan, stock options granted under such plans vest immediately upon a change in control. Amounts represent the difference between the exercise price of each NEO’s unvested options and the closing price of the Common Stock on June 30, 2007. Acceleration of vesting of unvested stock options is not predicated on termination of employment. Acceleration occurs immediately upon a change in control.
(8)	Pursuant to his employment agreement, Mr. Bernstein will receive a grant of 25,000 shares of stock upon a change in control if the market price of the Common Stock, as reported on the NASDAQ Global Market at the time of the change in control, exceeds $9.20. On June 29, 2007 (the last trading day of Fiscal 2007), the closing price of the Company’s Common Stock was $14.58. Value is calculated by multiplying the Company’s June 30, 2007 stock price ($14.58) by the number of share represented by the award (25,000). Acceleration of vesting of this stock award is not predicated on termination of employment. Acceleration occurs immediately upon a change in control. This stock grant was part of Mr. Bernstein’s employment contract when he joined the Company in July, 2003, at that time, the Company’s stock price was $4.75.

Accrued Pay and Regular Retirement Benefits. In addition to the benefits described above, the NEOs are also entitled to certain payments and benefits upon termination of employment that are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include:

•	accrued salary and vacation pay;

•	life insurance benefits; and

•	distributions of plan balances under the Company’s 401(k) plan.

Other than items described above and payments and benefits provided on a non-discriminatory basis to salaried employees generally and the change of control context, the Compensation Committee or the Board may authorize additional severance benefits, although they are not obligated to do so.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to the equity and other plan based awards granted during the fiscal year ended June 30, 2007 to each of our NEOs:

Name and Principal Position	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)		All Other Options Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/sh) (3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)
George H. Bernstein,	September 26, 2006	—	—	28,000	10.07	107,540
President and CEO	N/A	179,000	358,000	—	—	—
Thomas Frank,	September 26, 2006	—	—	15,000	10.07	57,610
Senior Vice President and CFO	N/A	62,500	125,000	—	—	—
Patricia B. Miller,	September 26, 2006	—	—	15,000	10.07	57,610
Senior Vice President and COO	N/A	55,875	111,750	—	—	—
G. Lee Bohs,	September 26, 2006	—	—	7,500	10.07	28,805
Senior Vice President—Corporate Development	N/A	59,500	119,000	—	—	—
Osborne F. Abbey,	September 26, 2006	—	—	9,000	10.07	34,566
Senior Vice President—Education	N/A	37,750	75,500	—	—	—
Jeanne Marie Welsko,	September 26, 2006	—	—	9,000	10.07	34,566
Senior Vice President—Human Resources	N/A	36,750	73,500	—	—	—

(1)	The amounts shown represent awards under the Company’s short term incentive compensation plan. If threshold target revenue or earnings per share performance goals are met, threshold awards equal to 50% of target amounts were payable. There was no maximum amount. The short term incentive awards for Fiscal 2007 are described in detail in the Compensation Discussion and Analysis.
(2)	Options vest over three years: 33-1/3% on the first anniversary, 33-1/3% on the second anniversary and 33-1/3% on the third anniversary.
(3)	Pursuant to the terms of the 2004 Incentive Equity Compensation Plan, the exercise price of each stock option is equal to the average of the high and low price of the Common Stock on the day prior to the date of grant.

(4)	Amounts shown reflect the total dollar value of the equity grant as valued under SFAS 123R. Assumptions used in the calculation of these amounts are included in Note 1 of the Company’s consolidated financial statements for the year ended June 30, 2007, included in the Company’s Form 10-K filed with the SEC on September 10, 2007.

Outstanding Equity Awards Value at Fiscal Year-End

The following table includes certain information with respect to outstanding equity awards at June 30, 2007. The number of options held at June 30, 2007 includes options granted under the 1995 and 2004 Omnibus Equity Incentive Plans.

	Option Awards					Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price	Option Grant Date (1)	Option Expiration Date	Equity Incentive Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (2)(#)	Equity Incentive Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested (3)($)
George H. Bernstein,	100,000	—	$4.75	7/28/2003	7/27/2013	25,000	$364,500
President and CEO	16,667	8,333	7.25	11/16/2004	11/15/2014	—	—
	9,000	18,000	9.32	9/30/2005	9/29/2015	—	—
	—	28,000	10.07	9/26/2006	9/25/2016	—	—
Thomas Frank,	50,000	—	$5.65	1/7/2004	1/6/2014	—	—
Senior Vice President	5,333	2,667	7.25	11/16/2004	11/15/2014	—	—
and CFO	4,667	9,333	9.32	9/30/2005	9/29/2015	—	—
	—	15,000	10.07	9/26/2006	9/25/2016	—	—
Patricia B. Miller,	55,000	—	$5.63	1/12/2004	1/11/2014	—	—
Senior Vice President	5,333	2,667	7.25	11/16/2004	11/15/2014	—	—
and COO	4,667	9,333	9.32	9/30/2005	9/29/2015	—	—
	—	15,000	10.07	9/26/2006	9/25/2016	—	—
G. Lee Bohs,	16,667	33,333	$10.18	5/22/2006	5/21/2016	—	—
Senior Vice President—	—	7,500	10.07	9/26/2006	9/25/2016	—	—
Corporate Development

Osborne F. Abbey,	7,500	—	$4.70	12/16/2003	12/15/2013	—	—
Senior Vice President—	3,333	1,667	7.25	11/16/2004	11/15/2014	—	—
Education	2,667	5,333	9.32	9/30/2005	9/29/2015	—	—
	—	9,000	10.07	9/26/2006	9/25/2016	—	—
Jeanne Marie Welsko,	7,500	—	$5.28	9/17/2003	9/16/2013	—	—
Senior Vice President—	5,000	2,500	7.25	11/16/2004	11/15/2014	—	—
Human Resources	2,667	5,333	9.32	9/30/2005	9/29/2015	—	—
	—	9,000	10.07	9/26/2006	9/25/2016	—	—

(1)	Options vest over three years: 33-1/3% on the first anniversary, 33-1/3% on the second anniversary and 33-1/3% on the third anniversary.
(2)	Represents restricted stock award granted to Mr. Bernstein at the time of his employment in July 2003 when the Company’s stock price was $4.75. Options vest when stock price exceeds $15.00 per share for twenty of thirty trading days or on change of control if the Company’s stock price exceeds $9.20. Award is valued at closing stock price at June 30, 2007.
(3)	Value was calculated by multiplying the fiscal year-end Company stock price ($14.58) by the number of shares indicated.

Option Exercises and Vested Stock

The following table includes certain information with respect to the vesting of the Common Stock during Fiscal 2007. There were no stock options exercised by any of the NEOs during Fiscal 2007.

	Stock Awards
Name and Principal Position	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Thomas Frank, Senior Vice President and CFO	10,000	$115,300

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information about our equity compensation plans by type as of June 30, 2007.

Plan Category	Options Outstanding	Weighted Average Exercise Price	Options Available for Future Issuance
Approved by security holders	860,482	$7.20	1,016,202
Not approved by security holders	—	—	—

Total	860,482	$7.20	1,016,202

Nonqualified Deferred Compensation

During Fiscal 2007, the Company adopted the Nobel Learning Communities Inc., Executive Nonqualified Excess Plan (the “Plan”). The Deferred Compensation Plan is a nonqualified deferred compensation plan that is intended to comply with the provisions of Section 409A of the Internal Revenue Code. The Plan is maintained primarily for the purpose of providing deferred compensation benefits for a select group of management or highly compensated individuals under Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974. For tax purposes, the Plan qualifies as a Rabbi Trust as the assets of the trust are available to satisfy the claims of general creditors in the event of bankruptcy of the employer. The Deferred Compensation Plan is informally financed with the assets of a corporate owned life insurance policy (COLI).

Under the Plan, employees of the Company that the Company determines as eligible (“Eligible Employees”) will have the opportunity to elect, consistent with Section 409A election timing rules, to defer a portion of their base salary, service bonus or other performance based compensation (“Compensation”) to be received from the Company. All of the NEOs are Eligible Employees. Eligible Employees are permitted to defer up to 100% of their Compensation (after required payroll withholdings and deductions). Deferred amounts, along with any contributions of the Company, will be credited to an account maintained on the books and records of the Company in the name of the Participant.

The Company may make discretionary and profit sharing contributions to participants’ accounts in an amount to be determined each plan year. Any contribution will be made in the sole and absolute discretion of the Company, and to such participants or group(s) or category(ies) of participants as shall be determined in the sole discretion of the administrator of the Plan.

Participants who are eligible to receive profit sharing credits will fully vest in any profit sharing contribution after five (5) years of eligibility. For current employees eligible to receive profit sharing credits, such vesting began on July 1, 2006; for newly hired or promoted employees, such vesting will begin on the effective date of the first profit sharing contribution for which the newly hired or promoted employee is eligible.

To the extent not yet vested, if a participant’s employment with the Company terminates due to retirement, disability, death, or upon a change in control, the participant will be fully vested in any Company contributions on their behalf. If a participant’s employment with the Company terminates for any other reason, unvested Company contributions will be forfeited.

Participant deferrals are credited, at the election of the participant, to either a retirement account, an in-service account or an education funding account. Generally speaking, participants choose the accounts and form of payment at the time they enroll in the Plan. Amounts credited to the retirement account will be paid in either a lump sum or in annual installments up to ten years following termination of employment consistent with Section 409A election and payment timing limitations. Amounts credited to in-service accounts or education funding accounts will be paid in either a lump sum or in annual installments up to five years. The distribution date for the in-service and education funding accounts is based upon a future date specified by the participant in the participant’s deferral agreement entered into before the period of service to which the deferrals relate. Participants may elect at the time of deferral to receive a lump sum distribution upon a change of control of the Company. In the event of death or disability, the amounts credited will be paid in a lump sum amount.

The Deferred Compensation Plan allows the participants to elect certain reference investments in which to invest their deferred compensation. Reference investments may or may not actually be held by the Deferred Compensation Plan or set aside by the Company. If reference investments are held by the Deferred Compensation Plan, they are subject to the prior claims of the Company’s general creditors.

The following table includes information with respect to the funds and rate of return in Fiscal 2007 for the reference investments of the Deferred Compensation Plan:

Investment Advisor	Investment Option	Rate of Return July 1, 2006—June 30, 2007 (%)
Large U.S Equity:
	Large Value
Franklin Templeton Investments	Franklin Mutual Shares Division 5, 11	22.5%
	Russell 1000 Value Index	21.9
	Morningstar Category Average—Large Value	21.2
	Large Blend
Neuberger Berman Mgmt. Inc.	Neuberger Berman AMT Guardian Division	23.0
Vanguard Group	Vanguard VIF Equity Index Division 2, 16	20.4
	Standard & Poor’s 500 Index	20.6
	Morningstar Category Average—Large Blend	19.8
	Large Growth
Fidelity Management & Research	Fidelity VIP Contrafund Division 5, 11	16.8
	Russell 1000 Growth Index	19.0
	Morningstar Category Average—Large Growth	17.7
Small/Mid U.S. Equity:
	Mid Cap Value
Neuberger Berman/Jacobs Levy	MidCap Value Division 1, 9	19.7
	Russell Midcap Value Index	22.1
	Morningstar Category Average—Mid Cap Value	21.5
	Mid Cap Blend
Vanguard Group	Vanguard VIF Mid Cap Index Division 1, 2, 17	20.7
	Russell Midcap Index	20.8
	Morningstar Category Average—Mid Cap Blend	20.7
	Mid Cap Growth

Investment Advisor	Investment Option	Rate of Return July 1, 2006—June 30, 2007 (%)
Janus	Janus Aspen Mid Cap Growth Division 1, 11	24.7
	Russell Midcap Growth Index	19.7
	Morningstar Category Average—Mid Cap Growth	19.4
	Small Value
Franklin Templeton Investments	Franklin Small Cap Value Securities Division 1, 11	16.7
	Russell 2000 Value Index	16.1
	Morningstar Category Average—Small Value	17.4
	Small Blend
JP Morgan Investment Mgmt Inc.	JP Morgan Small Company Division 1	15.5
	Russell 2000 Index	16.4
	Morningstar Category Average—Small Blend	16.2
	Specialty-Real Estate
Principal Real Estate Inv	Real Estate Securities Division 8	7.0
	MSCI US REIT Index	12.1
	Morningstar Category Average—Specialty-Real Estate	14.1
International Equity:
	Foreign Large Blend
Principal Global Investors	Diversified International Division 5	28.9
	Citigroup BMI Global ex-US Index	30.8
	Morningstar Category Average—Foreign Large Blend	26.4
	World Stock
Franklin Templeton Investments	Franklin Mutual Discovery Securities Division 5, 11	27.9
	MSCI World NDTR D Index	23.6
	Morningstar Category Average—World Stock	25.6
Balanced/Asset Allocation:
	Moderate Allocation
Vanguard Group	Vanguard VIF Balanced Division 27	17.6
	Dow Jones U.S. Moderate Portfolio Index	14.1
	Morningstar Category Average—Moderate Allocation	15.3
	Target-Date 2000-2014
Principal Global Investors	Principal LifeTime Strategic Income Division 27, 28, 40	9.5
Principal Global Investors	Principal LifeTime 2010 Division 27, 28, 40	13.7
	Principal LifeTime 2010 Blended Index	13.4
	Principal LifeTime Strategic Income Blended Index	9.8
	Morningstar Category Average—Target-Date 2000-2014	11.5
	Target-Date 2015-2029
Principal Global Investors	Principal LifeTime 2020 Division 27, 28, 40	16.5
	Principal LifeTime 2020 Blended Index	15.9
	Morningstar Category Average—Target-Date 2015-2029	16.3
	Target-Date 2030+
Principal Global Investors	Principal LifeTime 2030 Division 27, 28, 40	17.9
Principal Global Investors	Principal LifeTime 2040 Division 27, 28, 40	18.8
Principal Global Investors	Principal LifeTime 2050 Division 27, 28, 40	19.2
	Principal LifeTime 2030 Blended Index	17.4
	Principal LifeTime 2040 Blended Index	18.7
	Principal LifeTime 2050 Blended Index	19.7
	Morningstar Category Average—Target-Date 2030+	18.4

Investment Advisor	Investment Option	Rate of Return July 1, 2006—June 30, 2007 (%)
Short-Term Fixed Income:
	Money Market
Principal Global Investors	Money Market Division	4.9
	Lehman Brothers Treasury Bellwethers 3 Month Index	5.2
	Morningstar Category Average—Money Market	4.7
Fixed Income:
	Intermediate-Term Bond
JP Morgan Investment Mgmt Inc.	JP Morgan Bond Division	5.3
	Lehman Brothers Aggregate Bd Index	6.1
	Morningstar Category Average—Intermediate-Term Bond	5.8

The following table includes information with respect to the NEOs who participate in the Deferred Compensation Plan:

Name and Principal Position	Executive Contributions in Fiscal 2007 ($)(1)	Company Contributions in Fiscal 2007 ($)(2)	Aggregate Earnings Fiscal 2007 ($)(3)	Aggregate Balance at June 30, 2007 ($)
George H. Bernstein, President and CEO	$12,823	$53,700	$(86)	$66,437
Thomas Frank, Senior Vice President and CFO	3,839	28,125	161	32,125
Patricia B. Miller, Senior Vice President and COO	5,737	25,143	144	31,024
G. Lee Bohs, Senior Vice President—Corporate Development	3,049	26,775	154	29,978
Osborne F. Abbey, Senior Vice President—Education	—	16,987	54	17,041
Jeanne Marie Welsko, Senior Vice President—Human Resources	1,529	16,537	23	18,089

(1)	The entire contribution is included in the NEOs’ salary for Fiscal 2007, as reported in the Summary Compensation Table.
(2)	The entire contribution is included in the NEOs’ other compensation for Fiscal 2007, as reported in the Summary Compensation Table.
(3)	Amounts are not included in the Summary Compensation Table because they are not above market.

REPORT OF THE COMPENSATION COMMITTEE

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

We have reviewed and discussed with management the Compensation Discussion and Analysis set forth on pages 21 through 36 of this proxy statement (the “Compensation Discussion and Analysis”). Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement for the 2007 Annual Meeting of Stockholders.

Compensation Committee

David Warnock (Chairman)

Peter Havens

Richard Pinola

REPORT OF THE AUDIT COMMITTEE

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

Membership and Role of the Audit Committee

In Fiscal 2007, the Audit Committee was comprised of four outside directors, Messrs. Havens (Chairman), Beale, Rosenthal and Dr. Crane, appointed by the Board of Directors. The Audit Committee is governed by a written charter adopted and approved by the Board of Directors. The Audit Committee reviews its charter annually.

Review of the Company’s Audited Financial Statements for Fiscal 2007

The Audit Committee has reviewed and discussed the audited financial statements of the Company for Fiscal 2007 with the Company’s management. The Audit Committee has discussed with Grant Thornton, LLP, the Company’s independent registered public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards).

The Audit Committee has also received the written disclosures and the letter from Grant Thornton, LLP relating to their independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Audit Committee has discussed with Grant Thornton, LLP the independence of that firm.

Based on the Audit Committee’s reviews and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for Fiscal 2007, for filing with the SEC.

AUDIT COMMITTEE

Mr. Peter H. Havens (Chairman)

Mr. David Beale

Dr. Terry Crane

Mr. Michael J. Rosenthal

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock. Executive officers, directors and 10% stockholders are required by SEC regulations to furnish the Company with a copy of all Section 16(a) forms (“Forms 3, 4, and 5”) that they file. To the Company’s knowledge, based solely on a review of copies of the Forms 3, 4 and 5, as previously furnished to the Company, or written representations from certain reporting persons as to all transactions in the Company’s securities effected by such persons during the period from July 1, 2006 through June 30, 2007, all officers, directors and beneficial owners complied with the applicable Section 16(a) filing requirements.

CODE OF BUSINESS CONDUCT AND ETHICS

The Board of Directors of the Company adopted Code of Business Conduct and Ethics (the “Code of Ethics”) on April 19, 2004 and revised the Code of Ethics on June 3, 2004. The provisions of the Code of Ethics apply to all employees of the Company, including the Company’s Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Senior Vice President of Corporate Development, Senior Vice President of Human Resources, Senior Vice President of Education, Controller and other persons performing similar leadership functions throughout the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

For Fiscal 2007, the Company made payments under a License Agreement with NetSuite, Inc. for the license of an online business application known as NetSuite for approximately $136,000. The Company believes the terms of the Agreement are comparable to terms it would have received from unrelated third parties for substantially similar products and services. One of the Company’s directors, Mr. Fink, also served as a director of NetSuite, Inc. through April 2007, at which time he resigned from the NetSuite Board.

Review and Approval of Transactions with Related Persons

The Company’s Policy for the Review, Approval or Ratification of Transactions with Related Persons requires approval or ratification by our Board of Directors for any transaction in which the amount involved exceeds $120,000, the Company or one of its subsidiaries is a participant and any related person has a direct or indirect material interest. The policy and the Company’s Code of Ethics establish procedures for reporting of potential related party transactions under the policy and potential conflicts of interest. The Company counsel determines whether reported transactions constitute a related party transaction requiring pre-approval.

The policy provides that the Board may delegate review of a related party transaction to the nominating and corporate governance committee (or another standing or ad hoc committee). In addition, in the event that it is impractical to wait until the next Board or committee meeting to obtain approval of a related party transaction, the chair of the nominating and corporate governance committee may approve the transaction, provided that he reports such approval at the next regularly scheduled Board meeting. If the transaction at issue relates to a member of the Board, such Board Member may not participate in the review of such transaction.

If the Company becomes aware of a related party transaction that was not pre-approved under the policy, then the Board will review the matter and evaluate its options (including ratification, revision and termination of the transaction at issue).

RELATIONSHIPS AMONG DIRECTORS OR EXECUTIVE OFFICERS

To the knowledge of the Company, there are no family relationships among any of the current directors or executive officers of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

To the knowledge of the Company, there are two interlocking relationships among members of our Board of Directors. David Warnock is Chairman of the Board of Camden Learning Corporation; Dr, Therese Crane also serves on the Board of Camden Learning Corporation. Steve Fink is the Lead Independent Director of Leapfrog; Ralph Smith also serves on the Board of Leapfrog.

GENERAL INFORMATION

Stockholders who wish to obtain, free of charge, a copy of the Company’s Annual Report on Form 10-K for Fiscal 2007, as filed with the SEC, may do so by writing or calling G. Lee Bohs, Secretary, Nobel Learning Communities, Inc., 1615 West Chester Pike, Suite 200, West Chester, PA 19382-6223, telephone (484) 947-2000 or by sending an electronic mail message to lee.bohs@nlcinc.com.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Pursuant to the terms of our certificate of incorporation, if you wish to submit a proposal for inclusion in the Company’s proxy statement for our 2008 Annual Meeting of Stockholders, you must deliver the proposal in writing to our Secretary at our principal executive offices at 1615 West Chester Pike, Suite 200, West Chester, PA 19382-6223, no later than July 11, 2008. Any stockholder who wishes to present a proposal from the floor of the 2008 Annual Meeting must notify our Secretary in writing of the proposal not later than the close of business on August 25, 2008 (or, if the date of the annual meeting is changed by more than twenty (20) days from November 8, 2008, not later than ten (10) days after the date the Company first mails to its stockholders notice of the date of the annual meeting). The notice must also include the other information specified in our amended certificate of incorporation. Any stockholder who wishes to introduce a proposal should consult our amended certificate of incorporation and applicable proxy rules of the Securities and Exchange Commission.

The Company’s amended certificate of incorporation requires that any stockholder who wishes to make a nomination for the office of director at the 2008 Annual Meeting of Stockholders give the Company advance notice by August 25, 2008 (or, if the date of the annual meeting is changed by more than twenty (20) days from November 8, 2008, not later than ten (10) days after the date the Company first mails to its stockholders notice of the date of the annual meeting).

By Order of the Board of Directors

G. Lee Bohs

Secretary

September 21, 2007

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

NOBEL LEARNING COMMUNITIES, INC.

The undersigned hereby appoints George H. Bernstein, Thomas Frank and William E. Bailey proxies for the undersigned, each with power to appoint his or her substitute, and authorizes each of them acting alone, or together if more than one is present, to represent and to vote, as specified below, all of the shares of the undersigned held of record by the undersigned on September 10, 2007, at the Annual Meeting of Stockholders of Nobel Learning Communities, Inc. (the “Company”) on November 8, 2007, and at all adjournments thereof, on the matters set forth herein and in the discretion of the proxies for the transaction of such other business as may come before the meeting.

Your name should appear exactly as your name appears in the space at the left. For joint accounts, any co-owner may sign. When signing in a fiduciary or representative capacity, please give your full title as such. If a corporation or partnership, sign in full corporate or partnership name by authorized officer or partner.

Date:___________________________________, 2007

(OVER)

1.	ELECTION OF TWO DIRECTORS TO SERVE FOR A THREE-YEAR TERM (UNTIL THE ANNUAL MEETING OF STOCKHOLDERS FOR FISCAL YEAR 2010).

☐	FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for
	(except as marked to the contrary below):		all nominees listed below

	George H. Bernstein	Michael Rosenthal

INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee’s name in the following space:

_______________________________________________________________________________________________

2.	RATIFICATION OF APPOINTMENT OF GRANT THORNTON, LLP AS THE COMPANY’S REGISTERED INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2008.

                                         ☐ FOR                                                  ☐ AGAINST                                                  ☐ ABSTAIN

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED ABOVE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF EACH NOMINEE AND “FOR” RATIFICATION OF THE SELECTION OF GRANT THORNTON, LLP AS THE COMPANY’S REGISTERED INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY’S 2008 FISCAL YEAR. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO VOTE WITH RESPECT TO ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE.